Form 10-K405, Exhibit 13
period 1997-12-31
FOUR SEASONS FUND II L P
filed 1998-03-31
CIK 884180

                                                                   EXHIBIT 13(a)


          The Four Seasons Fund II L.P. and Affiliate

          Combined Financial Statements
          As of December 31, 1997 and 1996
          Together With Auditors' Report

                  The Four Seasons Fund II L.P. and Affiliate


                              Oath or Affirmation
                        As of December 31, 1997 and 1996



To the best of my knowledge and belief, the information contained in these combined financial statements is accurate and complete.


                        /s/ Paul H. Saunders
                        __________________________________
                        Paul H. Saunders, Chairman and CEO
                        James River Management Corp.
                        General Partner for
                        The Four Seasons Fund II L.P.
                        and Affiliate

                  The Four Seasons Fund II L.P. and Affiliate


                               Table of Contents

                                                                                           Page(s)

Report of Independent Public Accountants                                                       1

Financial Statements:

Combined Statements of Financial Condition as of December 31, 1997 and 1996                    2
Combined Statements of Operations for the Years Ended December 31, 1997, 1996 and 1995         3
Combined Statements of Changes in Partners' Capital for the Years Ended
December 31, 1997, 1996 and 1995                                                               4
Combined Statements of Cash Flows for the Years Ended December 31, 1997, 1996 and 1995         5
Notes to Combined Financial Statements                                                       6 - 14

                    Report of Independent Public Accountants


To the Partners of
The Four Seasons Fund II L.P. and Affiliate:

We have audited the accompanying combined statements of financial condition of The Four Seasons Fund II L.P. (a Delaware limited partnership) and Affiliate as of December 31, 1997 and 1996, and the related combined statements of operations, changes in partners' capital and cash flows for each of the three years in the period ending December 31, 1997. These financial statements are the responsibility of the general partner. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of The Four Seasons Fund II L.P. and Affiliate as of December 31, 1997 and 1996, and the combined results of their operations and their cash flows for each of the three years in the period ending December 31, 1997, in conformity with generally accepted accounting principles.



Richmond, Virginia
January 23, 1998

                  The Four Seasons Fund II L.P. and Affiliate


                   Combined Statements of Financial Condition
                        As of December 31, 1997 and 1996

                                           Assets
                                                                                    1997         1996
                                                                                 ----------   ----------
Equity in commodity trading accounts:
   Receivable for cash retained                                                  $  435,891   $  717,902
   Net unrealized gain on open futures contracts and forwards                        32,663       28,290
   Net unexpired options                                                            (29,400)        -
   Accrued interest receivable                                                        1,116        3,058
                                                                                 ----------   ----------
                                                                                    440,270      749,250

Investment in Guaranteed Distribution Pool (Note 2)                               2,282,981    4,816,886

Other                                                                                   914          693
                                                                                 ----------   ----------
          Total assets                                                           $2,724,165   $5,566,829
                                                                                 ==========   ==========

                               Liabilities and Partners' Capital

Liabilities:
   Redemptions payable                                                           $   15,000   $  595,229
   Brokerage commissions payable                                                      5,637       23,692
   Management fee payable                                                             4,461        4,603
   Payable to General Partner                                                         1,753        7,145
   Other accrued expenses                                                            10,637       11,645
                                                                                 ----------   ----------
                                                                                     37,488      642,314
   Minority interest in Trading Company (Note 2)                                     21,076       13,685
                                                                                 ----------   ----------
          Total liabilities                                                          58,564      655,999
                                                                                 ----------   ----------

Partners' Capital:
   General Partner (units outstanding - 86.717 at December 31, 1997 and 1996)        96,767       89,423
   Limited Partners (units outstanding - 2,302.055 and 4,675.497 at
    December 31, 1997 and 1996, respectively)                                     2,568,834    4,821,407
                                                                                 ----------   ----------
          Total partners' capital                                                 2,665,601    4,910,830
                                                                                 ----------   ----------
          Total liabilities and partners' capital                                $2,724,165   $5,566,829
                                                                                 ==========   ==========

Partnership units outstanding                                                     2,388,772    4,762,214
                                                                                 ==========   ==========

Net asset value per unit                                                         $ 1,115.89   $ 1,031.21
                                                                                 ==========   ==========

   The accompanying notes are an integral part of these combined statements.

                  The Four Seasons Fund II L.P. and Affiliate


                       Combined Statements of Operations
              For the Years Ended December 31, 1997, 1996 and 1995

                                                             1997        1996        1995
                                                           --------   ---------   ----------
Revenues:
   Net realized trading gain (loss)                        $346,707   $ (21,881)  $1,160,060
   Net change in unrealized trading gain                      4,373    (132,612)     119,162
   Net option premiums                                        8,484     (95,748)     (93,600)
   Net change in unexpired options                          (29,400)       -          20,250
                                                           --------   ---------   ----------
          Net trading gain (loss)                           330,164    (250,241)   1,205,872
   Gain (loss) on sale of U.S. Treasury securities           14,148      69,419       (7,719)
   Interest income (Note 2)                                 202,467     408,523      519,388
   Unrealized gain on U.S. Treasury securities (Note 2)        -           -         557,725
                                                           --------   ---------   ----------
          Total revenues                                    546,779     227,701    2,275,266
                                                           --------   ---------   ----------

Expenses:
   Brokerage commissions (Note 4)                            83,269     165,938      211,672
   Management fee (Note 5)                                   32,675      64,846       83,141
   General Partner fee (Note  3)                             24,536      48,685       62,416
   Other                                                     23,311      32,475       33,859
                                                           --------   ---------   ----------
          Total expenses                                    163,791     311,944      391,088
                                                           --------   ---------   ----------

Income (loss) before allocation of minority interest        382,988     (84,243)   1,884,178

Allocation of minority interest (Note 2)                     (7,391)      6,992      (11,213)
                                                           --------   ---------   ----------

Net income (loss)                                          $375,597   $ (77,251)  $1,872,965
                                                           ========   =========   ==========
Allocation of net income (loss):
   Limited Partners                                        $364,784   $ (77,248)  $1,853,462
   General Partner                                           10,813          (3)      19,503
   Net income (loss) per unit                                124.68        (.03)      227.14

   The accompanying notes are an integral part of these combined statements.

                  The Four Seasons Fund II L.P. and Affiliate


              Combined Statements of Changes in Partners' Capital
             For the Years Ended December 31, 1997, 1996 and 1995

                                                            Limited      General
                                                Units       Partners     Partner      Total
                                             ----------   -----------   --------   -----------
Balance, December 31, 1994                    8,504.542   $ 7,461,071    $76,861   $ 7,537,932
  Capital contributions                          49.020        44,685       -           44,685
  Capital withdrawals                        (1,302.382)   (1,345,675)      -       (1,345,675)
  Capital distribution to partners (Note 3)      -           (338,673)    (3,469)     (342,142)
  Net income                                     -          1,853,462     19,503     1,872,965
                                             ----------   -----------    -------   -----------
Balance, December 31, 1995                    7,251.180     7,674,870     92,895     7,767,765
  Capital withdrawals                        (2,488.966)   (2,489,638)      -       (2,489,638)
  Capital distribution to partners (Note 3)      -           (286,577)    (3,469)     (290,046)
  Net loss                                       -            (77,248)        (3)      (77,251)
                                             ----------   -----------    -------   -----------
Balance, December 31, 1996                    4,762.214     4,821,407     89,423     4,910,830
  Capital withdrawals                        (2,373.442)   (2,430,337)      -       (2,430,337)
  Capital distribution to partners (Note 3)      -           (187,020)    (3,469)     (190,489)
  Net income                                     -            364,784     10,813       375,597
                                             ----------   -----------    -------   -----------
Balance, December 31, 1997                    2,388.772   $ 2,568,834    $96,767   $ 2,665,601
                                             ==========   ===========    =======   ===========
Net asset value per unit:
  December 31, 1995-
    Amount                                                                         $  1,071.24
                                                                                   ===========
    Units outstanding                                                                7,251.180
                                                                                   ===========
  December 31, 1996-
    Amount                                                                         $  1,031.21
                                                                                   ===========
    Units outstanding                                                                4,762.214
                                                                                   ===========
  December 31, 1997-
    Amount                                                                         $  1,115.89
                                                                                   ===========
    Units outstanding                                                                2,388.772
                                                                                   ===========

   The accompanying notes are an integral part of these combined statements.

                  The Four Seasons Fund II L.P. and Affiliate

                       Combined Statements of Cash Flows
             For the Years Ended December 31, 1997, 1996 and 1995

                                                                                  1997          1996          1995
                                                                               -----------   -----------   -----------
Cash flows from operating activities:
  Net income (loss)                                                            $   375,597   $   (77,251)  $ 1,872,965
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Allocation of income (loss) to minority interest                                 7,391        (6,992)       11,213
    Amortization of discount on Guaranteed Distribution Pool                      (183,828)     (365,638)     (452,917)
    (Gain) loss on sale of investment in Guaranteed Distribution Pool              (14,148)      (69,419)        7,719
    Net change in unrealized loss on investment in Guaranteed Distribution
     Pool                                                                             -             -         (557,725)
    Net change in unrealized (loss) gain on open futures contracts and
     forwards                                                                      (14,089)      132,612      (119,162)
    Net change in unexpired options                                                 29,400          -          (20,250)
    (Increase) decrease in operating assets:
      Net receivable from Commodity Broker                                         283,953       770,158      (690,140)
      Purchase of bonds in Guaranteed Distribution Pool                               -             -          (40,748)
      Sale of bonds in Guaranteed Distribution Pool                              2,549,572     2,327,003       646,600
      Maturity of bonds in Guaranteed Distribution Pool                            192,000       291,000       343,000
      Other                                                                           (221)         (527)         -
    Increase (decrease) in operating liabilities:
      Payable to General Partner                                                    (5,392)       (3,458)        5,422
      Brokerage commissions payable                                                (18,055)      (11,721)       14,987
      Management fee payable                                                          (142)       (9,521)        7,218
      Other accrued expenses                                                          (983)      (10,343)        6,598
                                                                               -----------   -----------   -----------
        Total adjustments                                                        2,825,458     3,043,154      (838,185)
                                                                               -----------   -----------   -----------
        Net cash provided by operating activities                                3,201,055     2,965,903     1,034,780
                                                                               -----------   -----------   -----------

Cash flows from financing activities:
  Proceeds from the sale of partnership units                                         -             -           44,685
  Redemption of partnership units                                               (3,010,566)   (2,675,857)     (737,323)
  Capital distribution to partners                                                (190,489)     (290,046)     (342,142)
                                                                               -----------   -----------   -----------
        Net cash used in financing activities                                   (3,201,055)   (2,965,903)   (1,034,780)
                                                                               -----------   -----------   -----------
        Net change in cash                                                            -             -             -
Cash, beginning of period                                                             -             -             -
                                                                               -----------   -----------   -----------
Cash, end of period                                                            $      -      $      -      $      -
                                                                               ===========   ===========   ===========

   The accompanying notes are an integral part of these combined statements.

                  The Four Seasons Fund II L.P. and Affiliate


                    Notes to Combined Financial Statements



1. Organization:

The Four Seasons Fund II L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on February 13, 1992. An initial public offering of its limited partnership units was completed on January 31, 1993, at which time approximately 18 percent of the proceeds were used to purchase limited partnership units of an affiliated limited partnership (the "Affiliate" or "Trading Company"). All trading activity of the Partnership and Trading Company (collectively the "Fund") takes place through the Trading Company. The remaining proceeds from the Partnership's initial public offering were used to purchase zero coupon U.S. Treasury securities (the "Guaranteed Distribution Pool"). The management of the Partnership intends to utilize the Guaranteed Distribution Pool to assure Limited Partners of an annual 4 percent distribution and a return of their initial net capital investment at the end of the Partnership's approximate ten-year time horizon (the "Time Horizon"). The accompanying combined financial statements reflect the activities of the Fund.

The Fund's trading activity, which commenced on February 16, 1993, is directed by a single trading advisor, RXR Inc. (the "Trading Advisor"), which is given discretionary authority over the assets of the Trading Company. An advisory agreement has been entered into with the Trading Advisor enumerating the terms and conditions of the agreement and the basis of remuneration. The Trading Advisor engages in the speculative trading of stock index futures, bond futures, managed futures and short-term interest rate futures under its proprietary Balanced Portfolio Program asset allocation system.

James River Management Corp., a Delaware corporation, is the general partner (the "General Partner") of the Partnership and is a registered commodity pool operator. Through December 31, 1994, the General Partner was a wholly owned subsidiary of Kidder, Peabody Group, Inc. Effective January 1, 1995, 100 percent of the ownership of the General Partner was acquired by Paul H. Saunders and Kevin M. Brandt, the senior officers of the General Partner. Effective January 26, 1995, the name of the General Partner was changed to James River Management Corp. from Kidder Peabody Futures Management Corp.

As of January 30, 1995, E.D.&F. Man International Inc. became the commodity broker (the "Commodity Broker") for the Fund. Prior to such date, Kidder, Peabody & Co., Incorporated was the primary commodity broker and selling agent (the "Selling Agent") for the Fund.

2. Summary of Significant Accounting Policies:

Guaranteed Distribution Pool - The Partnership's investment in the Guaranteed Distribution Pool is valued at the lower of cost plus accrued interest or market within the accompanying combined statements of financial condition. For purposes of several fee calculations, based on a percentage of net assets, the Guaranteed Distribution Pool is valued at cost plus accrued interest. At December 31, 1997, the cost plus accrued interest was $2,282,981, whereas market value was

$2,389,617. At December 31, 1996, the cost plus accrued interest was $4,816,886 whereas market value was $4,951,658. These securities are restricted in their use and will only be sold upon withdrawal by a partner or to fund distributions.

Minority Interest - Minority interest reflected in the accompanying combined financial statements represents the General Partner's interest in the Trading Company. The Partnership is the sole limited partner of the Trading Company.

Receivable for Cash Retained - Assets that are temporarily not invested are maintained in the Trading Company's account with the Commodity Broker. All cash receipts and disbursements of the Partnership occur at the Commodity Broker. The Partnership may liquidate its account immediately upon written notice.

Net Unrealized Gain (Loss) on Open Futures Contracts - All of the Partnership's commodity transactions and open positions are cleared and held, respectively, with the Commodity Broker. Therefore, the accompanying statements of financial condition reflect the net gains and losses of all open positions as of December 31, 1997 and 1996.

Revenue Recognition - Open futures and option contracts entered into by the Trading Company are valued at closing market quotations. The difference between the cost and the market value of open contracts is reflected as net change in unrealized trading gain (loss) and net change in unexpired options on a trade-date basis in the accompanying combined statements of operations.

Interest income - Interest income includes both the accreted interest earned on zero coupon U.S. Treasury securities in the Guaranteed Distribution Pool and interest credited on cash balances held at the Commodity Broker. The Commodity Broker credits the Trading Company monthly for interest earned, based on prevailing short term money market rates, as defined, applied to the Trading Company's average daily cash balance, as defined. Interest income is accrued when earned.

Foreign Currency Translation - Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates. Gains and losses resulting from foreign currency translations are calculated using daily exchange rates and are included in the accompanying combined statements of operations as (a) net realized trading gain (loss) at the time foreign currency is converted back to U.S. dollars and upon recognition of a realized loss in foreign denominated trades, and (b) net change in unrealized trading gain (loss) and net change in unexpired options on outstanding foreign balances as of year-end.

Income Taxes - Income taxes have not been provided for, as partners are individually liable for taxes, if any, on their share of the Partnership's net income or loss.

Use of Estimates in the Preparation of Financial Statements - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. Partnership Agreement:

The Partnership is governed by the terms of a limited partnership agreement (the "Agreement"). A general summary of salient points of the Agreement is provided below. Partners or prospective partners should refer to the Agreement to obtain a complete understanding of all pertinent information. Responsibility for managing the Partnership and the Trading Company is vested solely in the General Partner. The Trading Company is also governed by a limited partnership agreement which has been structured to mirror the Agreement of the Partnership. The only material difference between the two agreements is with respect to the tax allocations of profits and losses made by the Trading Company to the Partnership, as opposed to the special tax allocations made by the Partnership to its Limited Partners. Whereas the Agreement of the Partnership provides for special allocations of gains and losses for tax purposes when limited partnership units are redeemed during a fiscal year, the agreement of the Trading Company simply passes the Partnership's share of the Trading Company's annual profits and losses to the Partnership. As such, the Partnership, in turn, will make the special allocations of such profits and losses.

General Partner Fee - As compensation for operating the Partnership, reporting to investors and assuming the risk that the Trading Company will have insufficient assets to pay amounts due in the event that its trading account with the Commodity Broker is liquidated, the General Partner receives a fee at the annual rate of 0.75 percent of the average month-end net assets of the Fund, as defined, after reduction of such net assets for brokerage commissions, but no other expenses or fees due or accrued as of such month-end. All expenses of the Fund are paid by the Trading Company.

Contribution of General Partner - The General Partner is required to make and maintain an investment in both the Partnership and Trading Company equal to 1 percent of their respective total capitalization. The General Partner may make a withdrawal of either such investment as of the end of any month, but at all times its capital account in each must be equal to at least 1 percent of net assets, as defined.

Selling Commissions - Investors purchasing units in the initial public offering were subject to a selling commission payable to the Selling Agent. The commission was dependent on the size of the individual subscription and ranged from $0 to $20 per unit. In aggregate, total selling commissions were approximately $89,000. Such charges, which were remitted to the Selling Agent, are not reflected in the accompanying combined statements of operations.

Organizational and Offering Costs - Organizational and offering costs incurred in connection with the formation of the Fund amounted to approximately $454,000. In accordance with the terms of the Agreement, the Fund paid a portion of such costs, amounting to $226,925, from the proceeds of the initial public offering up to the maximum of $20 per limited partnership unit. Additional organizational and offering costs in excess of the $20 per unit maximum amounted to approximately $227,000 and were paid by the General Partner.

Redemptions - Investors may redeem part or all of their units as of any calendar quarter and upon ten days' written notice to the General Partner. Upon redemption, investors will receive their allocable share of the net asset value, as defined, of the Trading Company plus their allocable share of the Guaranteed Distribution Pool valued at the lower of the cost plus accrued interest or market value. Due to the nature of the investments comprising the Guaranteed Distribution Pool, investors who redeem prior to the end of the Time Horizon may not receive a return of their full initial net investment.

Annual Distribution - The Fund made annual distributions to all Limited Partners of record as of February 18, 1997, February 23, 1996 and February 16, 1995. The distribution equalled 4 percent of the original investor contributions to the Fund (after subtraction of up-front selling commissions, if applicable), also equal to $40 per unit. Except for the annual 4 percent distribution, the General Partner has no intention to make any further distributions except in extraordinary circumstances.

Allocations - As of the last business day of each month and on each redemption date, the net assets of the Partnership are determined, valuing the Guaranteed Distribution Pool at the lower of cost plus accrued interest or market. Any increase or decrease in the Fund's net assets as compared to the last such determination of net assets is credited or charged to the capital accounts of each partner in the ratio that the balance of each account bears to the balance of all accounts. A separate allocation is performed for Federal income tax purposes.

Termination of Partnership - The Partnership was organized to implement the Trading Advisor's Balanced Portfolio Program asset allocation strategy over an approximate ten-year Time Horizon. In the event that the Trading Company is unable to sustain sufficient trading profits to avoid depletion of its assets from commissions, fees or trading losses and is subsequently liquidated prior to the end of the Time Horizon, limited partners who do not redeem prior to the end of the Time Horizon will nevertheless receive a return of their full initial net investment plus an annual 4 percent distribution due to the nature of the zero coupon investments comprising the Guaranteed Distribution Pool.

The Partnership will terminate and be dissolved upon the occurrence of any of the following events:

a.   December 31, 2021;

b. receipt by the General Partner of an approval to dissolve the Partnership at a specified time by Limited Partners owning more than 50 percent of the units then outstanding and owned by the Limited Partners, notice of which is sent by registered mail to the General Partner not less than 90 days prior to the effective date of such dissolution;

c. the withdrawal, dissolution, insolvency or removal of the General Partner unless the Partnership is continued in accordance with the terms of the Partnership Agreement; or

d. the occurrence of any event which shall make the continued existence of the Partnership unlawful or require termination of the Partnership.

The Trading Company may terminate trading and liquidate in the event that its net assets decline to the level where they are less than or equal to 5 percent of the current net assets of the Fund, as defined. The Trading Company is required to liquidate in the event that its net assets decline to less than or equal to 3 percent of the current net assets of the Fund.

4. Brokerage Commissions:

The Trading Company is charged brokerage commissions monthly at a fixed annual rate of 2.5 percent as applied to month-end net assets, as defined, of the Fund, including the Guaranteed Distribution Pool, as valued at cost plus accrued interest. The fixed rate includes all exchange, clearing and National Futures Association fees and floor brokerage, but not any give-up charges. The brokerage commission is allocated among the Commodity Broker, Selling Agents and General Partner in accordance with the clearing and selling agreements negotiated by the General Partner.

5. Management and Incentive Fees:

The Trading Company has entered into an advisory agreement with the Trading Advisor that specifies the terms of remuneration. The Trading Company pays the Trading Advisor a monthly management fee at the annual rate of 1 percent of the month-end net assets of the Fund, as defined. For purposes of calculating the monthly management fee, net assets are computed prior to incentive fees and are reduced by brokerage commissions, general partner fee and administrative costs as of the end of the month of determination. In addition, the Guaranteed Distribution Pool is valued at cost plus accrued interest.

The Trading Advisor is also entitled to a quarterly incentive fee of 15 percent of any cumulative new trading profits recognized by the Trading Company. New trading profits include net profits earned from (i) realized trading profit or loss, plus or minus and (ii) the change in unrealized trading profit or loss on open contracts from the inception of trading to the end of a particular calendar quarter. Such fees are calculated after payment of monthly brokerage commissions, management fee, general partner fee and administrative costs but without deduction of incentive fees paid. New trading profits do not include interest earned and are not reduced by organizational expenses or selling commissions. There was no incentive fee in 1997, 1996 or 1995.

6. Operating Expenses:

The Fund pays its routine legal, accounting, audit, computer and other operating costs. The net assets of the Fund reflect an accrual for such expenses incurred but not yet paid.

7. Financial Instruments With Market and Credit Risks and Concentrations of Credit Risk:

In the normal course of operations, the Trading Company enters into various contractual commitments with elements of market risk in excess of the amounts recognized in the statements of financial condition. These contractual commitments may include exchange traded futures, forward contracts and exchange traded options on futures contracts.

Contractual commitments which involve future settlement give rise to both market and credit risk. Market risk represents the potential loss that can be caused by a change in the market value of a particular financial instrument. The Trading Company's exposure to market risk is determined by a number of factors, including the size, composition and diversification of positions held, volatility of interest, market currency rates and liquidity. The market risk is monitored by both the Trading Advisor and the General Partner, independently from the other. Trade positions and the corresponding commodity markets are monitored by both on a daily basis through computer link to the futures commission merchants and access to on-line commodity pricing systems. All trades are monitored with respect to volatility, daily profit and loss, margin usage (a risk parameter assigned by the exchanges) and when necessary, appropriate review and actions are taken.

Exchange traded futures and options contracts are marked to market daily, with variations in value settled on a daily basis with the exchange upon which they are traded and with the futures commission merchant through which the futures and options are executed. The Trading Company has not taken or made physical delivery on futures contracts.

Forward contracts are negotiated contractual commitments to purchase or sell a specified amount of financial instruments, currencies or commodities at a future date at a predetermined price.

An option on a futures contract gives the purchaser of the option the right to take a position at a specified price in the underlying futures contract. Options have limited life spans, usually tied to the settlement date of the underlying futures contract. As a writer of options, the Trading Company receives a premium in exchange for bearing the risk of unfavorable changes in the market value of the underlying instrument.

The Trading Company records all contractual commitments involving future settlement at market or fair value. Consequently, changes in the amounts recorded in the Trading Company's statements of financial condition resulting from movement in market prices are included currently in the accompanying statements of operations.

Statement of Financial Accounting Standards ("SFAS") No. 105, "Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk," and SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments," require the disclosure of notional or contractual amounts of financial instruments. At December 31, 1997 and 1996, the Trading Company held derivative financial instruments with the following approximate, aggregate notional values:

                                         1997                    1996
                              -----------------------------------------------
                                 Long        Short        Long        Short
                              ----------  ----------  -----------  ----------
Exchange traded futures:
  Commodity                   $        -  $  290,145  $   801,883  $  214,372
  Financial                    6,304,450   1,793,341   18,221,957   2,519,380
  Foreign currency                     -     252,713      538,078     841,288
Options:
  Commodity                            -     980,000            -           -
Currency forward contracts         1,126           -            -      11,508

Notional or contractual amounts of financial instruments presented above include both purchase and sale commitments and are indicative only of the volume of activity and should not be used as a measure of market or credit risk. The various instruments held at December 31, 1997, mature during 1998.

As of December 31, 1997, there were 29 different contracts, with an average notional value of $297,953, and a maximum notional value of $1,136,353 in any one contract. There were 33 different contracts as of December 31, 1996, with an average notional value of $701,120, and a maximum notional value of $3,493,858 in any one contract. Foreign exchange traded futures contracts consisted of $3,552,890 long and $1,677,941 short as of December 31, 1997; and $14,883,207 long and $1,340,880 million short as of December 31, 1996. There was participation in six different major foreign currencies, with the largest concentration in Japanese Yen dollars denominated contracts ($3,988,348) as of December 31, 1997; and seven different major foreign currencies, with the largest concentration in French Franc dollars denominated contracts ($3,988,348) as of December 31, 1996.

At December 31, 1997 and 1996, all of the Trading Company's financial instruments are carried at fair value. The fair value of futures contracts, options on futures contracts and forward contracts represents the unrealized gain or (loss) of the position. All open positions are netted on the Trading Company's balance sheet as all open positions as of December 31, 1997 and 1996, are held with the Commodity Broker. A summary of the fair value of derivative financial instruments at December 31, 1997 and 1996, appears below:

                                     1997                1996
                              -------------------------------------
                               Long      Short      Long      Short
                              =======  ========   =======   ========
Exchange traded futures:
  Commodity                   $ 9,160  $  1,030   $ 5,762   $  5,370
  Financial                     9,000     4,470    (2,328)    14,260
  Foreign currency              1,970     3,575     5,091     12,638

Options:
Financial                           -   (29,400)        -          -

Currency forward contracts      3,458         -         -    (12,503)
                              -------  --------   -------   --------
                              $23,588  $(20,325)  $ 8,525   $ 19,765
                              =======  ========   =======   ========

The average fair values of futures contracts, forward contracts and options during 1997 were $71,186, $21,545 and $(10,406), respectively. The average fair values of futures contracts, forward contracts and options on futures contracts during 1996 were $103,559, $(10,581) and $(11,773), respectively. The average fair value has been computed based on month-end balances.

The composition of the Trading Company's net trading gains and (losses) is recorded in the accompanying statements of operations. The following summarizes the components of the Trading Company's net trading gain (loss), net of "round-turn" brokerage commissions of $1,366, $3,377and $2,730, for the years ended December 31, 1997, 1996 and 1995, respectively:

                                 1997        1996        1995
                               --------   ---------   ----------
Exchange traded futures:
  Commodity                    $(53,594)  $(123,462)  $  (52,979)
  Financial                     171,315     112,379    1,243,213
  Foreign currency               93,994      40,433      (32,868)

Options:
  Commodity                          60           -            -
  Financial futures               8,420     (95,829)     (95,943)
  Foreign currency futures            -           -        2,307
Currency forward contracts      133,630     (54,527)           -
                               --------   ---------   ----------
               Total           $353,825   $(121,006)  $1,063,730
                               ========   =========   ==========

Credit Risk and Concentration of Credit Risk

Exchange traded futures and option contracts possess low credit risk since all transactions are guaranteed by exchange on which they are traded and daily cash settlements by all counterparties are required for changes in the market value of the contracts. Furthermore, the bonds held by the Partnership in the Guaranteed Distribution Pool are U.S. Government obligations. Credit risk is measured by the loss that the Trading Company would record if its counterparties failed to perform pursuant to the terms of contractual commitments. Management of credit risk involves a number of considerations, such as the financial profile of the counterparty, specific terms and duration of the contractual agreement and the value of collateral held, if any. All of the Trading Company's open financial futures, and exchange traded options were transacted with the Commodity Broker. All Trading Company assets (other than those used to fund margin requirements on foreign futures positions) are maintained by the Commodity Broker in a segregated customer account, as required by the Commodity Futures Trading Commission. In general, approximately 20 percent to 40 percent of the Trading Company's assets are used in funding margin requirements. As of December 31, 1997, $97,167 was held in margin at the Commodity Broker for the benefit of the Trading Company.

There exists a risk on non-performance related to forward contracts. E.D.&F. Man International Inc. is the Partnership's primary forward contract counterparty. Management believes that the exposure to credit risk associated with the non-performance of its counterparty is minimal. However, credit risk can be directly impacted by volatile financial markets.

8. Quarterly Financial Information (Unaudited):

The following summarized quarterly financial information presents the results of operations and other data for the three-month periods ended March 31, June 30, September 30 and December 31, 1997 and 1996. Such information, which has not been audited, is presented in thousands, except for unit and per unit data.

                                                  First     Second    Third    Fourth
                                                 Quarter   Quarter   Quarter   Quarter
                                                   1997      1997      1997     1997
                                                 -------   -------   -------   -------
Revenues                                          $  200    $  123    $  182    $   42
Expenses                                              62        38        36        29
                                                 -------   -------   -------   -------
Income before allocation of minority interest        138        85       146        13
Allocation of minority interest                       (1)       (2)       (5)        1
                                                 -------   -------   -------   -------
      Net income                                  $  137    $   83    $  141    $   14
                                                 =======   =======   =======   =======
      Net assets                                  $2,614    $2,581    $2,666    $2,666
                                                 =======   =======   =======   =======
Partnership units outstanding, end of period       2,562     2,452     2,402     2,389
                                                 =======   =======   =======   =======
Net asset value per unit, end of period           $1,020    $1,052    $1,110    $1,116
                                                 =======   =======   =======   =======

                                                  First     Second    Third    Fourth
                                                 Quarter   Quarter   Quarter   Quarter
                                                   1996      1996      1996     1996
                                                 -------   -------   -------   -------
Revenues                                          $ (261)   $   64    $  185    $  240
Expenses                                              92        80        73        67
                                                 -------   -------   -------   -------
(Loss) income before allocation of minority
  interest                                          (353)      (16)      112       173
Allocation of minority interest                        7         2         -        (2)
                                                 -------   -------   -------   -------
      Net (loss) income                           $ (346)   $  (14)   $  112    $  171
                                                 =======   =======   =======   =======
      Net assets                                  $6,638    $6,192    $5,335    $4,911
                                                 =======   =======   =======   =======
Partnership units outstanding, end of period       6,749     6,309     5,339     4,762
                                                 =======   =======   =======   =======
Net asset value per unit, end of period           $  984    $  981    $  999    $1,031
                                                 =======   =======   =======   =======