Form 10-K405, Exhibit 13
period 1998-12-31
FOUR SEASONS FUND II L P
filed 1999-03-31
CIK 884180

THE FOUR SEASONS FUND II L.P.
               AND AFFILIATE

               COMBINED FINANCIAL STATEMENTS
               AS OF DECEMBER 31, 1998 AND 1997
               TOGETHER WITH AUDITORS' REPORT

                   THE FOUR SEASONS FUND II L.P. AND AFFILIATE


                               OATH OR AFFIRMATION
                        AS OF DECEMBER 31, 1998 AND 1997



To the best of my knowledge and belief, the information contained in these combined financial statements is accurate and complete.






                                      /s/ Paul H. Saunders
                                      -----------------------------------
                                      Paul H. Saunders, Chairman and CEO
                                      James River Management Corp.
                                      General Partner for
                                      The Four Seasons Fund II L.P.
                                      and Affiliate

                   THE FOUR SEASONS FUND II L.P. AND AFFILIATE


                                TABLE OF CONTENTS



                                                                            PAGE

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                                      4

COMBINED STATEMENTS OF FINANCIAL CONDITION
   As of December 31, 1998 and 1997                                           5

COMBINED STATEMENTS OF OPERATIONS
   For the Years Ended December 31, 1998, 1997, and 1996                      6

COMBINED STATEMENTS OF CHANGES IN PARTNERS'CAPITAL
   For the Years Ended December 31, 1998, 1997, and 1996                      7

COMBINED STATEMENTS OF CASH FLOWS
   For the Years Ended December 31, 1998, 1997, and 1996                      8

NOTES TO COMBINED FINANCIAL STATEMENTS
   As of December 31, 1998 and 1997                                           9

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Partners of
The Four Seasons Fund II L.P. and Affiliate:

We have audited the accompanying combined statements of financial condition of The Four Seasons Fund II L.P. (a Delaware limited partnership) and Affiliate as of December 31, 1998 and 1997, and the related combined statements of operations, changes in partners' capital and cash flows for each of the three years in the period ending December 31, 1998. These financial statements are the responsibility of the general partner. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of The Four Seasons Fund II L.P. and Affiliate as of December 31, 1998 and 1997, and the combined results of their operations and their cash flows for each of the three years in the period ending December 31, 1998, in conformity with generally accepted accounting principles.


Arthur Anderson LLP
Richmond, Virginia
January 21, 1999

                   THE FOUR SEASONS FUND II L.P. AND AFFILIATE

                   COMBINED STATEMENTS OF FINANCIAL CONDITION
                        AS OF DECEMBER 31, 1998 AND 1997




                                     ASSETS


                                                                             1998        1997
                                                                             ----        ----
EQUITY IN COMMODITY TRADING ACCOUNTS:
    Receivable for cash retained                                        $   375,836 $   435,891
    Net unrealized gain on open futures contracts and forwards               48,168      32,663
    Net unexpired options                                                         -     (29,400)
    Accrued interest receivable                                                 961       1,116
                                                                        ----------- -----------
                                                                            424,965     440,270

INVESTMENT IN GUARANTEED DISTRIBUTION POOL (Note 2)                       1,854,829   2,282,981

OTHER                                                                            71         914
                                                                        ----------- -----------
               Total assets                                              $2,279,865  $2,724,165
                                                                        =========== ===========

                        LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
    Redemptions payable                                                 $    35,204  $   15,000
    Management fee payable                                                    5,566       4,461
    Brokerage commissions payable                                             4,724       5,637
    Payable to General Partner                                                1,413       1,753
    Other accrued expenses                                                   11,617      10,637
                                                                        ----------- -----------
                                                                             58,524      37,488
    Minority interest in Trading Company (Note 2)                             7,304      21,076
                                                                        ----------- -----------
               Total liabilities                                             65,828      58,564
                                                                        ----------- -----------
PARTNERS' CAPITAL:
    General Partner (units outstanding - 22.717 and 86.717 at
      December 31, 1998 and 1997, respectively)                              27,190      96,767
    Limited Partners (units outstanding - 1,827.066 and 2,302.055 at
      December 31, 1998 and 1997, respectively)                           2,186,847   2,568,834
                                                                        ----------- -----------
               Total partners' capital                                    2,214,037   2,665,601
                                                                        ----------- -----------
               Total liabilities and partners' capital                   $2,279,865  $2,724,165
                                                                        =========== ===========
PARTNERSHIP UNITS OUTSTANDING                                             1,849.783   2,388.772
                                                                        =========== ===========
NET ASSET VALUE PER UNIT                                                 $ 1,196.92  $ 1,115.89
                                                                        =========== ===========

    The accompanying notes are an integral part of these combined statements.

                   THE FOUR SEASONS FUND II L.P. AND AFFILIATE


                        COMBINED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996



                                                            1998          1997         1996
                                                            ----          ----         ----
REVENUES:
    Net realized trading gain (loss)                      $279,153       $346,707   $   (21,881)
    Net change in unrealized trading gain                   15,505          4,373      (132,612)
    Net option premiums                                   (106,093)         8,484       (95,748)
    Net change in unexpired options                         29,400        (29,400)            -
                                                          --------       --------     ---------
               Net trading gain (loss)                     217,965        330,164      (250,241)
    Gain on sale of U.S. Treasury securities                34,961         14,148        69,419
    Interest income (Note 2)                               152,631        202,467       408,523
                                                          --------       --------     ---------
               Total revenues                              405,557        546,779       227,701
                                                          --------       --------     ---------
EXPENSES:
    Brokerage commissions (Note 4)                          64,231         83,269       165,938
    Management fee (Note 5)                                 25,243         32,675        64,846
    General Partner fee (Note  3)                           18,963         24,536        48,685
    Other                                                   29,198         23,311        32,475
                                                          --------       --------     ---------
               Total expenses                              137,635        163,791       311,944
                                                          --------       --------     ---------

INCOME (LOSS) BEFORE ALLOCATION OF MINORITY INTEREST
                                                           267,922        382,988       (84,243)
ALLOCATION OF MINORITY INTEREST (Note 2)                    (3,228)        (7,391)        6,992
                                                          --------       --------     ---------
NET INCOME (LOSS)                                         $264,694       $375,597   $   (77,251)
                                                          ========       ========     =========
ALLOCATION OF NET INCOME (LOSS):
    Limited Partners                                      $258,634       $364,784   $   (77,248)
    General Partner                                         6,060         10,813             (3)
    Net income (loss) per unit                             120.71         124.68           (.03)


    The accompanying notes are an integral part of these combined statements.



                   THE FOUR SEASONS FUND II L.P. AND AFFILIATE


                     COMBINED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                    FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996



                                                             LIMITED     GENERAL
                                                 UNITS       PARTNERS    PARTNER        TOTAL
                                                 -----       --------    -------        -----

BALANCE, December 31, 1995                      7,251.180    $7,674,870    $92,895   $7,767,765
    Capital withdrawals                        (2,488.966)   (2,489,638)         -   (2,489,638)
    Capital distribution to partners
      (Note 3)                                          -      (286,577)    (3,469)    (290,046)
    Net loss                                            -       (77,248)        (3)     (77,251)
                                                ---------    ----------    -------   ------------
BALANCE, December 31, 1996                      4,762.214     4,821,407     89,423     4,910,830
    Capital withdrawals                        (2,373.442)   (2,430,337)         -    (2,430,337)
    Capital distribution to partners
      (Note 3)                                          -      (187,020)    (3,469)     (190,489)
    Net income                                          -       364,784     10,813       375,597
                                                ----------   -----------    -------   -----------
BALANCE, December 31, 1997                      2,388.772    2,568,834      96,767     2,665,601
    Capital withdrawals                          (538.989)    (548,539)    (72,168)     (620,707)
    Capital distribution to partners
      (Note 3)                                          -      (92,082)     (3,469)      (95,551)
    Net income                                          -      258,634       6,060       264,694
                                                ---------    ---------     -------     ---------
BALANCE, December 31, 1998                      1,849.783   $2,186,847     $27,190    $2,214,037
                                                =========    =========     =======     =========
NET ASSET VALUE PER UNIT:

    December 31, 1996-
        Amount                                                                         $1,031.21
                                                                                       =========
        Units outstanding                                                              4,762.214
                                                                                       =========
    December 31, 1997-
        Amount                                                                         $1,115.89
                                                                                       =========
        Units outstanding                                                              2,388.772
                                                                                       =========
    December 31, 1998-
        Amount                                                                         $1,196.92
                                                                                       =========
        Units outstanding                                                              1,849.783
                                                                                       =========



                   THE FOUR SEASONS FUND II L.P. AND AFFILIATE

                        COMBINED STATEMENTS OF CASH FLOWS
                    FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996



                                                                   1998        1997         1996
                                                                   ----        ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES:                          $264,694    $  375,597     $(77,251)
    Net income (loss)
    Adjustments to reconcile net income (loss)
       to net cash provided by operating activities:
         Allocation of income (loss) to minority interest         3,228         7,391       (6,992)
         Accretion of discount on Guaranteed
             Distribution Pool                                 (138,248)     (183,828)    (365,638)
         Gain on sale of investment in Guaranteed
             Distribution Pool                                  (34,961)      (14,148)     (69,419)

         Net change in unrealized (loss) gain on open
            futures contracts and forwards                      (15,505)       (4,373)     132,612
         Net change in unexpired options                        (29,400)       29,400            -
        (Increase) decrease in operating assets:
           Net receivable from Commodity Broker                  60,210       283,953      770,158
           Sale of bonds in Guaranteed Distribution Pool        504,361     2,539,856    2,327,003
           Maturity of bonds in Guaranteed Distribution
             Pool                                                97,000       192,000      291,000

           Other                                                    843          (221)        (527)
        Increase (decrease) in operating liabilities:
           Payable to General Partner                              (340)       (5,392)      (3,458)
           Brokerage commissions payable                           (913)      (18,055)     (11,721)
           Management fee payable                                 1,105          (142)      (9,521)
           Other accrued expenses                                   980          (983)     (10,343)
                                                                 ------       -------     --------
               Total adjustments                                448,360     2,825,458    3,043,154
               Net cash provided by operating activities        713,054     3,201,055    2,965,903

CASH FLOWS FROM FINANCING ACTIVITIES:
    Redemption of partnership units                            (600,503)   (3,010,566)  (2,675,857)
    Redemption of minority interest                             (17,000)            -            -
    Capital distribution to partners                            (95,551)     (190,489)    (290,046)
                                                               --------    ----------   ----------
               Net cash used in financing activities           (713,054)   (3,201,055)  (2,965,903)
                                                               --------    ----------   ----------
               Net change in cash                                     -             -            -

CASH, beginning of period                                             -             -            -
                                                               --------    ----------   ----------
 CASH, end of period                                           $      -     $       -   $        -
                                                               ========    ==========   ==========

                   THE FOUR SEASONS FUND II L.P. AND AFFILIATE


                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1998 AND 1997



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

James River Management Corp., a Delaware corporation, is the general partner (the "General Partner") of the Partnership and is a registered commodity pool operator. E.D.&F. Man International Inc. is the commodity broker (the "Commodity Broker") for the Partnership.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

GUARANTEED DISTRIBUTION POOL - The Partnership's investment in the Guaranteed Distribution Pool is valued at the lower of cost plus accrued interest or market within the accompanying combined statements of financial condition. For purposes of several fee calculations, based on a percentage of net assets, the Guaranteed Distribution Pool is valued at cost plus accrued interest. At December 31, 1998, the cost plus accrued interest was $1,854,829, whereas market value was $2,007,822. At December 31, 1997, the cost plus accrued interest was $2,282,981 whereas market value was $2,389,617. These securities are restricted in their use and will only be sold upon withdrawal by a partner or to fund distributions.

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

NET UNREALIZED GAIN (LOSS) ON OPEN FUTURES CONTRACTS - All of the Partnership's commodity transactions and open positions are cleared and held, respectively, with the Commodity Broker. Therefore, the accompanying combined statements of financial condition reflect the net gains and (losses) of all open positions as of December 31, 1998 and 1997.

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

ANNUAL DISTRIBUTION - The Fund made annual distributions to all Limited Partners of record as of February 20, 1998, February 18, 1997, and February 23, 1996. The distribution equaled 4 percent of the original investor contributions to the

Fund (after subtraction of up-front selling commissions, if applicable), also equal to $40 per unit. Except for the annual 4 percent distribution, the General Partner has no intention to make any further distributions except in extraordinary circumstances.

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

The Trading Company may terminate trading and liquidate in the event that its net assets decline to the level where they are less than or equal to 5 percent of the current net assets of the Fund, as defined. The Trading Company is required to liquidate in the event that its net assets decline to less than or equal to 3 percent of the current net assets of the Fund. This percentage was approximately 18 percent as of December 31, 1998.

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

The Trading Advisor is also entitled to a quarterly incentive fee of 15 percent of any cumulative new trading profits recognized by the Trading Company. New trading profits include net profits earned from (i) realized trading profit or loss, plus or minus and (ii) the change in unrealized trading profit or loss on open contracts from the inception of trading to the end of a particular calendar quarter. Such fees are calculated after payment of monthly brokerage commissions, management fee, general partner fee and administrative costs but without deduction of incentive fees paid. New trading profits do not include interest earned and are not reduced by organizational expenses or selling commissions. There was no incentive fee in 1998, 1997 or 1996.

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

Contractual commitments which involve future settlement give rise to both market and credit risk. Market risk represents the potential loss that can be caused by a change in the market value of a particular financial instrument. The Trading Company's exposure to market risk is determined by a number of factors, including the size, composition and diversification of positions held, volatility of interest, market currency rates and liquidity. The market risk is monitored by both the Trading Advisor and the General Partner, independently from the other. Trade positions and the corresponding commodity markets are monitored by both on a daily basis through computer link to the futures commission merchants and access to on-line commodity pricing systems. All trades are monitored with respect to volatility, daily profit and loss, and margin usage (a risk parameter assigned by the exchanges) and when necessary, appropriate review and actions are taken.

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

Statement of Financial Accounting Standards ("SFAS") No. 105, "Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk," and SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments," require the disclosure of notional or contractual amounts of financial instruments. At December 31, 1998 and 1997, the Trading Company held derivative financial instruments with the following approximate, aggregate notional values:



                                                      1998                           1997
                                               ---------------------         -------------------
                                                 LONG         SHORT            LONG        SHORT
                                               ---------------------         -------------------
Exchange traded futures:
    Commodity                               $ 47,668      $   362,904        $  -         $ 290,145
    Financial                              6,872,925        2,363,057   6,304,450         1,793,341
    Foreign currency                         151,600           74,298           -           252,713

Options:
    Financial futures                              -                -           -           980,000

Currency forward contracts                   688,811                -     310,304                 -



Notional or contractual amounts of financial instruments presented above include both purchase and sale commitments and are indicative only of the volume of activity and should not be used as a measure of market or credit risk. The various instruments held at December 31, 1998, mature during 1999.

As of December 31, 1998, there were 31 different contracts, with an average notional value of $318,466 and a maximum notional value of $1,525,219 in any one contract. There were 29 different contracts as of December 31, 1997, with an average notional value of $297,953, and a maximum notional value of $1,136,353 in any one contract. Foreign exchange traded futures contracts consisted of $5,348,835 long and $1,559,517 short as of December 31, 1998; and $3,552,890 long and $1,677,941 million short as of December 31, 1997. There was participation in seven different major foreign currencies, with the largest concentration in Japanese Yen denominated contracts ($1,559,517) as of December 31, 1998; and six different major foreign currencies, with the largest concentration in Japanese Yen denominated contracts ($3,988,348) as of December 31, 1997.

At December 31, 1998 and 1997, all of the Trading Company's financial instruments are carried at fair value. The fair value of futures contracts, options on futures contracts and forward contracts represents the unrealized gain or (loss) of the position. All open positions are netted on the Trading Company's balance sheet as all open positions as of December 31, 1998 and 1997, are held with the Commodity Broker. A summary of the fair value of derivative financial instruments at December 31, 1998 and 1997, appears below:



                                                               1998                1997
                                                       ------------------     -----------------
                                                          LONG     SHORT      LONG      SHORT
                                                       --------  --------     -----  ----------
Exchange traded futures:
    Commodity                                         $   (288)   $10,654    $  9,160  $  1,030
    Finnancial                                          34,675      1,449       9,000     4,470
    Foreign currency                                      (694)     1,328       1,970     3,575

Options:
    Financial futures                                        -          -           -   (29,400)

Currency forward contracts                               1,044          -       3,458         -
                                                        ------     -------    -------    ------
             Total                                     $34,737    $13,431     $23,588  $(20,325)

The average fair values of futures contracts, forward contracts and options during 1998 were $61,129, $15, and $(3,656), respectively. The average fair values of futures contracts, forward contracts and options on futures contracts during 1997 were $71,186, $21,545, and $(10,406), respectively. The average fair value has been computed based on month-end balances.

The composition of the Trading Company's net trading gains and (losses) is recorded in the accompanying statements of operations. The following summarizes the components of the Trading Company's net trading gain (loss), net of "round-turn" brokerage commissions of $950, $1,366 and $3,377, for the years ended December 31, 1998, 1997 and 1996, respectively:

                                               1998         1997        1996
                                               ----         ----        ----
Exchange traded futures:
    Commodity                               $ (2,218)    $(53,594)   $(123,462)
    Financial                                288,532      171,315      112,379
    Foreign currency                           9,174       93,994       40,433

Options:
    Commodity futures                              -           60            -
    Financial futures                       (106,172)       8,420      (95,829)
    Foreign currency futures                       -            -            -

Currency forward contracts                   (17,206)     133,630      (54,527)
                                            --------      -------      -------
               Total                        $172,110     $353,825    $(121,006)

CREDIT RISK AND CONCENTRATION OF CREDIT RISK

Exchange traded futures and option contracts possess low credit risk since all transactions are guaranteed by exchange on which they are traded and daily cash settlements by all counterparties are required for changes in the market value of the contracts. Furthermore, the bonds held by the Partnership in the Guaranteed Distribution Pool are U.S. Government obligations. Credit risk is measured by the loss that the Trading Company would record if its counterparties failed to perform pursuant to the terms of contractual commitments. Management of credit risk involves a number of considerations, such as the financial profile of the counterparty, specific terms and duration of the contractual agreement and the value of collateral held, if any. All of the Trading Company's open financial futures, and exchange traded options were transacted with the Commodity Broker. All Trading Company assets (other than those used to fund margin requirements on foreign futures positions) are maintained by the Commodity Broker in a segregated customer account, as required by the Commodity Futures Trading Commission. In general, approximately 20 percent to 40 percent of the Trading Company's assets are used in funding margin requirements. As of December 31, 1998, approximately $110,000 was held in margin at the Commodity Broker for the benefit of the Trading Company.

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





8.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

The following summarized quarterly financial information presents the results of operations and other data for the three-month periods ended March 31, June 30, September 30 and December 31, 1998 and 1997. Such information, which has not been audited, is presented in thousands, except for unit and per unit data.




                                                          FIRST     SECOND    THIRD     FOURTH
                                                         QUARTER   QUARTER   QUARTER    QUARTER
                                                           1998      1998      1998      1998
                                                         -------   -------   -------    -------
Revenues                                                  $  175   $   23    $   120    $   88
Expenses                                                      37       35         38        28
                                                          ------   ------    -------    ------
Income (loss) before allocation of minority interest         138      (12)        82        60
Allocation of minority interest                               (5)       3         (1)        -
                                                          ------   ------    -------    ------
               Net income (loss)                          $  133   $   (9)   $    81    $   60
                                                          ======   ======    =======    ======
               Net assets                                 $2,646   $2,441    $ 2,189    $2,214
                                                          ======   ======    =======    ======
Partnership units outstanding, end of period               2,339    2,165      1,879     1,850
                                                          ======   ======    =======    ======
Net asset value per unit, end of period                   $1,131   $1,128    $ 1,165    $1,197
                                                          ======   ======    =======    ======
Net income per unit                                       $55.58   $(3.84)    $37.00    $32.18



                                                          FIRST     SECOND    THIRD     FOURTH
                                                         QUARTER   QUARTER   QUARTER    QUARTER
                                                           1997      1997      1997      1997
                                                         -------   -------   -------    -------
Revenues                                               $   200    $  123    $  182     $   42
Expenses                                                    62        38        36         29
                                                         -------   -------   -------    -------
Income before allocation of minority interest              138        85       146         13
Allocation of minority interest                             (1)       (2)       (5)         1
                                                         -------   -------   -------    -------
               Net income                              $   137    $   83    $  141     $   14
               Net assets                              $ 2,614    $2,581    $2,666     $2,666
                                                         =======   =======   =======    =======
Partnership units outstanding, end of period             2,562     2,452     2,402      2,389
                                                         =======   =======   =======    =======
Net asset value per unit, end of period                 $1,020    $1,052    $1,110     $1,116
                                                         =======   =======   =======    =======
Net income per unit                                     $28.82    $32.41    $58.00     $ 5.84
                                                         =======   =======   =======    =======