Form 10-K, Exhibit 13
period 1999-12-31
FOUR SEASONS FUND II L P
filed 2000-03-30
CIK 884180

THE FOUR SEASONS FUND II L.P.
AND AFFILIATE

COMBINED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 1999 AND 1998
TOGETHER WITH AUDITORS' REPORT

THE FOUR SEASONS FUND II L.P. AND AFFILIATE

OATH
AS OF DECEMBER 31, 1999 AND 1998




To the best of my knowledge and belief, the information contained in these combined financial statements is accurate and complete.










                                    /s/ Paul H. Saunders
                                    ----------------------------------
                                    Paul H. Saunders, Chairman and CEO
                                    James River Management Corp.
                                    General Partner for
                                    The Four Seasons Fund II L.P.
                                    and Affiliate

THE FOUR SEASONS FUND II L.P. AND AFFILIATE

TABLE OF CONTENTS



                                                                                                                      PAGE

Combined Statements of Financial Condition As of December 31, 1999 and 1998...............................................1

Combined Statements of Operations For the Years Ended December 31, 1999, 1998, and 1997...................................2

Combined Statements of Changes in Partners'Capital For the Years Ended
         December 31, 1999, 1998, and 1997................................................................................3

Combined Statements of Cash Flows For the Years Ended
         December 31, 1999, 1998, and 1997................................................................................4

Notes to Combined Financial Statements As of December 31, 1999 and 1998...................................................5

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Partners of
The Four Seasons Fund II L.P. and Affiliate:

We have audited the accompanying combined statements of financial condition of The Four Seasons Fund II L.P. (a Delaware limited partnership) and Affiliate as of December 31, 1999 and 1998, and the related combined statements of operations, changes in partners' capital and cash flows for each of the three years in the period ending December 31, 1999. These financial statements are the responsibility of the general partner. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of The Four Seasons Fund II L.P. and Affiliate as of December 31, 1999 and 1998, and the combined results of their operations and their cash flows for each of the three years in the period ending December 31, 1999, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Richmond, Virginia
January 17, 2000

THE FOUR SEASONS FUND II L.P. AND AFFILIATE

COMBINED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997



  ASSETS
                                                                      1999          1998
                                                                      ----          ----


  EQUITY IN COMMODITY TRADING ACCOUNTS:

     Receivable for cash retained                                  $  284,736    $   375,836
     Net unrealized gain on open futures contracts and forwards        18,281         48,168
     Accrued interest receivable                                          761            961
                                                                   ----------    -----------
                                                                      303,778        424,965
  INVESTMENT IN GUARANTEED DISTRIBUTION POOL (NOTE 2)               1,794,281      1,854,829
  OTHER                                                                   403             71
                                                                   ----------    -----------
  Total assets                                                     $2,098,462     $2,279,865
                                                                   ==========    ===========

  LIABILITIES AND PARTNERS' CAPITAL

  LIABILITIES:
     Other accrued expenses                                        $   15,928    $    11,617
     Brokerage commissions payable                                     12,906          4,724
     Payable to General Partner                                         3,861          1,413
     Management fee payable                                             3,430          5,566
     Redemptions payable                                                   --         35,204
                                                                   ----------    -----------
                                                                       36,125         58,524
     Minority interest in Trading Company (Note 2)                      5,103          7,304
                                                                   ----------    -----------
  Total liabilities                                                    41,228         65,828
                                                                   ----------    -----------

  PARTNERS' CAPITAL:
     General Partner (units outstanding - 22.717 at
     December 31, 1999 and 1998)                                       26,394         27,190

  Limited Partners (units outstanding - 1,747.909 and
     1,827.066 at December 31, 1999 and 1998, respectively)         2,030,840      2,186,847
                                                                   ----------    -----------
  Total partners' capital                                           2,057,234      2,214,037
                                                                   ----------    -----------
  Total liabilities and partners' capital                          $2,098,462    $ 2,279,865
                                                                   ==========    ===========
  PARTNERSHIP UNITS OUTSTANDING                                     1,770.626      1,849.783
                                                                   ----------    -----------
  NET ASSET VALUE PER UNIT                                         $ 1,161.87    $  1,196.92
                                                                   ----------    -----------

The accompanying notes are an integral part of these combined statements.

THE FOUR SEASONS FUND II L.P. AND AFFILIATE

COMBINED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997



                                                                1999        1998         1997
                                                                ----        ----         ----
     REVENUES:

        Net realized trading gain                            $  36,305   $ 279,153     $346,707
        Net change in unrealized trading gain                  (29,887)     15,505        4,373
        Net option premiums                                    (18,185)   (106,093)       8,484
        Net change in unexpired options                             --      29,400      (29,400)
                                                             ---------   ---------     --------
       Net trading (loss) gain                                 (11,767)    217,965      330,164
        Gain on sale of U.S. Treasury securities                 5,757      34,961       14,148
        Interest income (Note 2)                               127,103     152,631      202,467
                                                             ---------   ---------     --------
     Total revenues                                            121,093     405,557      546,779
                                                             ---------   ---------     --------
     EXPENSES:
        Brokerage commissions (Note 4)                          53,748      64,231       83,269
        Management fee (Note 5)                                 21,013      25,243       32,675
        General Partner fee (Note  3)                           15,784      18,963       24,536
        Other                                                   23,582      29,198       23,311
                                                             ---------   ---------     --------
     Total expenses                                            114,127     137,635      163,791
                                                             ---------   ---------     --------
     INCOME BEFORE ALLOCATION OF MINORITY INTEREST               6,966     267,922      382,988

     ALLOCATION OF MINORITY INTEREST (NOTE 2)                    2,201      (3,228)      (7,391)
                                                             ---------   ---------     --------
     NET INCOME                                              $   9,167   $ 264,694     $375,597
                                                             =========   =========     ========
     ALLOCATION OF NET INCOME:
        Limited Partners                                     $   9,054   $ 258,634     $364,784
        General Partner                                            113       6,060       10,813
        Net income per unit                                       4.95       121.04      124.68

The accompanying notes are an integral part of these combined statements.

THE FOUR SEASONS FUND II L.P. AND AFFILIATE

COMBINED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997



                                                        LIMITED       GENERAL
                                          UNITS         PARTNERS      PARTNER        TOTAL
                                        ----------    ----------     ----------   ----------
   BALANCE, DECEMBER 31, 1996            4,762.214    $4,821,407        $89,423   $4,910,830
      Capital withdrawals               (2,373.442)   (2,430,337)            --   (2,430,337)

      Capital distribution to
      partners (Note 3)                         --    (187,020)          (3,469)    (190,489)
   Net income                                   --    364,784            10,813      375,597
                                        ----------    ----------     ----------   ----------
   BALANCE, DECEMBER 31, 1997            2,388.772    2,568,834          96,767    2,665,601
      Capital withdrawals                 (538.989)   (548,539)         (72,168)    (620,707)
      Capital distribution to
      partners (Note 3)                         --    (92,082)           (3,469)     (95,551)
   Net income                                   --    258,634             6,060      264,694
                                        ----------    ----------     ----------   ----------
   BALANCE, DECEMBER 31, 1998            1,849.783    2,186,847          27,190    2,214,037
      Capital withdrawals                  (79.157)   (91,979)               --      (91,979)
      Capital distribution to
      partners (Note 3)                         --    (73,082)             (909)     (73,991)
   Net income                                   --    9,054                 113        9,167
                                        ----------    ----------     ----------   ----------
   BALANCE, DECEMBER 31, 1999            1,770.626    $2,030,840        $26,394   $2,057,234
                                        ==========    ==========     ==========   ==========
   NET ASSET VALUE PER UNIT:
      December 31, 1997-
        Amount                                                                    $ 1,115.89
        Units outstanding                                                          2,388.772
      December 31, 1998-
        Amount                                                                    $ 1,196.92
        Units outstanding                                                          1,849.783
      December 31, 1999-
        Amount                                                                    $ 1,161.87
        Units outstanding                                                          1,770.626


The accompanying notes are an integral part of these combined statements.

THE FOUR SEASONS FUND II L.P. AND AFFILIATE

COMBINED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997



                                                         1999          1998         1997
                                                      ----------      --------   -----------
  CASH FLOWS FROM OPERATING ACTIVITIES:

     Net income                                       $    9,167      $264,694   $   375,597

     Adjustments to reconcile net income to net cash provided by operating activities-

       Allocation of income (loss) to minority            (2,201)        3,228         7,391
       interest

       Accretion of discount on Guaranteed
       Distribution Pool                                (117,945)     (138,248)     (183,828)

       Gain on sale of investment in Guaranteed
       Distribution Pool                                  (5,757)      (34,961)      (14,148)

       Net change in unrealized gain on open
       futures contracts and forwards                     29,887       (15,505)       (4,373)

       Net change in unexpired options                        --       (29,400)       29,400
       (Increase) decrease in operating assets:

         Net receivable from Commodity Broker             91,300        60,210       283,953

         Sale of bonds in Guaranteed Distribution
         Pool                                            109,250       504,361     2,539,856

         Maturity of bonds in Guaranteed
         Distribution Pool                                75,000        97,000       192,000

         Other                                              (332)          843          (221)

       Increase (decrease) in operating
       liabilities:

         Payable to General Partner                        2,448          (340)       (5,392)

         Brokerage commissions payable                     8,182          (913)      (18,055)

         Management fee payable                           (2,136)        1,105          (142)

         Other accrued expenses                            4,311           980          (983)
                                                      ----------      --------   -----------
  Total adjustments                                      192,007       448,360     2,825,458
                                                      ----------      --------   -----------
  Net cash provided by operating activities              201,174       713,054     3,201,055
                                                      ----------      --------   -----------
  CASH FLOWS FROM FINANCING ACTIVITIES:

     Redemption of partnership units                    (127,183)     (600,503)   (3,010,566)

     Redemption of minority interest                          --       (17,000)           --

     Capital distribution to partners                    (73,991)      (95,551)     (190,489)
                                                      ----------      --------   -----------
  Net cash used in financing activities                 (201,174)     (713,054)   (3,201,055)
                                                      ----------      --------   -----------
  Net change in cash                                          --            --            --

  CASH, BEGINNING OF PERIOD                                   --            --            --
                                                      ----------      --------   -----------
  CASH, END OF PERIOD                                 $       --      $     --   $        --
                                                      ==========      ========   ===========

The accompanying notes are an integral part of these combined statements.

THE FOUR SEASONS FUND II L.P. AND AFFILIATE

NOTES TO COMBINED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 1999 AND 1998




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

James River Management Corp., a Delaware corporation, is the general partner (the "General Partner") of the Partnership and the Trading Company and is a registered commodity pool operator. E.D.& F. Man International Inc.
is the commodity broker (the "Commodity Broker") for the Partnership.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

GUARANTEED DISTRIBUTION POOL - The Partnership's investment in the Guaranteed Distribution Pool is valued at the lower of cost plus accrued interest or market within the accompanying combined statements of financial condition. For purposes of several fee calculations based on a percentage of net assets, the Guaranteed Distribution Pool is valued at cost plus accrued interest. At December 31, 1999, the cost plus accrued interest was $1,794,281, whereas market value was $1,821,664. At December 31, 1998, the cost plus accrued interest was $1,854,829 whereas market value was $2,007,822. These securities are restricted in their use and will only be sold upon withdrawal by a partner or to fund distributions.

MINORITY INTEREST - Minority interest reflected in the accompanying combined financial statements represents the General Partner's approximately 2 percent interest in the Trading Company. The Partnership is the sole limited partner of the Trading Company.

RECEIVABLE FOR CASH RETAINED - Assets that are temporarily not invested are maintained in the Trading Company's account with the Commodity Broker. All cash receipts and disbursements of the Partnership occur at the Commodity Broker. The Partnership may liquidate its account immediately upon written notice.

NET UNREALIZED GAIN (LOSS) ON OPEN FUTURES CONTRACTS - All of the Partnership's commodity transactions and open positions are cleared and held, respectively, with the Commodity Broker. Therefore, the accompanying combined statements of financial condition reflect the net gains and (losses) of all open positions as of December 31, 1999 and 1998.

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

ANNUAL DISTRIBUTION - The Fund made annual distributions to all Limited Partners of record as of February 18, 1999, February 20, 1998, and February 18, 1997. The distribution equaled 4 percent of the original investor contributions to the Fund (after subtraction of up-front selling commissions, if applicable), also equal to $40 per unit. Except for the annual 4 percent distribution, the General Partner has no intention to make any further distributions except in extraordinary circumstances.

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

TERMINATION OF PARTNERSHIP - The Partnership was organized to implement the Trading Advisor's Balanced Portfolio Program asset allocation strategy over the Time Horizon. In the event that the Trading Company is unable to sustain sufficient trading profits to avoid depletion of its assets from commissions, fees or trading losses and is subsequently liquidated prior to the end of the Time Horizon, limited partners who do not redeem prior to the end of the Time Horizon will nevertheless receive a return of their full initial net investment plus an annual 4 percent distribution due to the nature of the zero coupon investments comprising the Guaranteed Distribution Pool.

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

The Trading Company may terminate trading and liquidate in the event that its net assets decline to the level where they are less than or equal to 5 percent of the current net assets of the Fund, as defined. The Trading Company is required to liquidate in the event that its net assets decline to less than or equal to 3 percent of the current net assets of the Fund. This percentage was approximately 18 percent as of December 31, 1999.

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

The Trading Advisor is also entitled to a quarterly incentive fee of 15 percent of any cumulative new trading profits recognized by the Trading Company. New trading profits include net profits earned from (i) realized trading profit or loss, plus or minus (ii) the change in unrealized trading profit or loss on open contracts from the inception of trading to the end of a particular calendar quarter. Such fees are calculated after payment of monthly brokerage commissions, management fee, general partner fee and administrative costs but without deduction of incentive fees paid. New trading profits do not include interest earned and are not reduced by organizational expenses or selling commissions. There was no incentive fee in 1999, 1998 or 1997.

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

During June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). This statement establishes the standards for the accounting and the reporting of derivatives and hedging activities. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000; however, early adoption is encouraged. The Partnership has elected early adoption and, accordingly, these standards are applied in the accompanying financial statements. As further explained above, the Partnership's contractual commitments are carried at market or fair value. As such, the adoption of SFAS No. 133 has not had any effect on the Partnership's financial position or results of operations. The Partnership has adopted the disclosure requirements under SFAS No. 133.

CREDIT RISK AND CONCENTRATION OF CREDIT RISK

Exchange traded futures and option contracts possess low credit risk since all transactions are guaranteed by the exchange on which they are traded and daily cash settlements by all counterparties are required for changes in the market value of the contracts. Furthermore, the bonds held by the Partnership in the Guaranteed Distribution Pool are U.S. Government obligations. Credit risk is measured by the loss that the Trading Company would record if its counterparties failed to perform pursuant to the terms of contractual commitments. Management of credit risk involves a number of considerations, such as the financial profile of the counterparty, specific terms and duration of the contractual agreement and the value of collateral held, if any. All of the Trading Company's open financial futures, and exchange traded options were transacted with the Commodity Broker. All Trading Company assets (other than those used to fund margin requirements on foreign futures positions) are maintained by the Commodity Broker in a segregated customer account, as required by the Commodity Futures Trading Commission. In general, approximately 20 percent to 40 percent of the Trading Company's assets are used in funding margin requirements. As of December 31, 1999, approximately $59,048 was held in margin at the Commodity Broker for the benefit of the Trading Company.

There exists a risk of non-performance related to forward contracts. E.D.&F. Man International Inc. is the Partnership's primary forward contract counterparty. Management believes that the exposure to credit risk associated with the non-performance of its counterparty is minimal. However, credit risk can be directly impacted by volatile financial markets.

8.       QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

The following summarized quarterly financial information presents the results of operations and other data for the three-month periods ended March 31, June 30, September 30 and December 31, 1999 and 1998. Such information, which has not been audited, is presented in thousands, except for unit and per unit data.

                                                FIRST       SECOND       THIRD       FOURTH
                                               QUARTER     QUARTER      QUARTER     QUARTER
                                                 1999        1999        1999         1999
                                               --------    --------   ---------    ---------
   Revenues                                    $     38    $     36   $      29    $      18
   Expenses                                          30          29          28           27
                                               --------    --------   ---------    ---------
   Income (loss) before allocation of
   minority interest                                  8           7           1           (9)

   Allocation of minority interest                   --          --           1            1
                                               --------    --------   ---------    ---------
   Net income (loss)                           $      8    $      7   $       2    $      (8)
                                               ========    ========   =========    =========
   Net assets                                    $2,070      $2,077     $ 2,065       $2,057
                                               ========    ========   =========    =========
   Partnership units outstanding, end of
   period                                         1,783       1,783       1,771        1,771
                                               --------    --------   ---------    ---------
   Net asset value per unit, end of period       $1,161      $1,165     $ 1,166       $1,162
                                               --------    --------   ---------    ---------
   Net income (loss) per unit                   $  4.31      $  3.92   $   1.02      $ (4.30)
                                               --------    --------   ---------    ---------


                                                FIRST       SECOND       THIRD       FOURTH
                                               QUARTER     QUARTER      QUARTER     QUARTER
                                                 1998        1998        1998         1998
                                               --------    --------   ---------    ---------
   Revenues                                     $   175    $     23    $    120     $     88
   Expenses                                          37          35          38           28
                                               --------    --------   ---------    ---------
   Income (loss) before allocation of
   minority interest                                138         (12)         82           60

   Allocation of minority interest                   (5)          3          (1)          --
                                               --------    --------   ---------    ---------
   Net income (loss)                            $   133    $     (9)   $     81    $      60
                                               ========    ========   =========    =========
   Net assets                                   $ 2,646    $  2,441    $  2,189    $   2,214
                                               ========    ========   =========    =========
   Partnership units outstanding, end of
   period                                         2,339       2,165       1,879        1,850
                                               ========    ========   =========    =========
   Net asset value per unit, end of period      $ 1,131    $  1,128    $  1,165    $   1,197
                                               ========    ========   =========    =========
   Net income (loss) per unit                   $ 55.58    $  (3.84)    $ 37.47    $   31.83
                                               ========    ========   =========    =========