Form 10-K405, Exhibit 13
period 2000-12-31
FOUR SEASONS FUND II L P
filed 2001-03-27
CIK 884180

The Four Seasons Fund II L.P.
and Affiliate

Combined financial statements
As of December 31, 2000 and 1999
Together with auditors' report

The Four Seasons Fund II L.P. and Affiliate

Oath
As of December 31, 2000 and 1999

To the best of my knowledge and belief, the information contained in these combined financial statements is accurate and complete.


                                     --------------------------------------
                                     Paul H. Saunders, Chairman and CEO
                                     James River Management Corp.
                                     General Partner for
                                     The Four Seasons Fund II L.P.
                                     and Affiliate

The Four Seasons Fund II L.P. and Affiliate

Table of contents


Combined statements of financial condition..................................   1
As of December 31, 2000 and 1999

Combined statements of operations...........................................   2
For the years ended December 31, 2000, 1999, and 1998

Combined statements of changes in partners' capital.........................   3
For the years ended December 31, 2000, 1999, and 1998

Combined statements of cash flows...........................................   4
For the years ended December 31, 2000, 1999, and 1998

Notes to combined financial statements......................................   5
December 31, 2000 and 1999

Report of independent public accountants

To the Partners of
The Four Seasons Fund II L.P. and Affiliate:

We have audited the accompanying combined statements of financial condition of The Four Seasons Fund II L.P. (a Delaware limited partnership) and Affiliate as of December 31, 2000 and 1999, and the related combined statements of operations, changes in partners' capital and cash flows for each of the three years in the period ending December 31, 2000. These financial statements are the responsibility of the general partner. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of The Four Seasons Fund II L.P. and Affiliate as of December 31, 2000 and 1999, and the combined results of their operations and their cash flows for each of the three years in the period ending December 31, 2000, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Richmond, Virginia
January 22, 2001

The Four Seasons Fund II L.P. and Affiliate

Combined statements of financial condition
As of December 31, 2000 and 1999

                                                                                                             2000         1999
                                                                                                             ----         ----
     Assets

     Cash and cash equivalents                                                                            $   18,013   $       --
     Equity in commodity trading accounts:
      Receivable for cash retained                                                                           237,079      284,736
      Net unrealized gain on open futures contracts and forwards                                              75,121       18,281
      Net unexpired options                                                                                   11,800           --
      Accrued interest receivable                                                                                932          761
                                                                                                          ----------   ----------
                                                                                                             342,945      303,778
     Investment in Guaranteed Distribution Pool (Note 2)                                                   1,473,620    1,794,281
     Other                                                                                                     1,120          403
                                                                                                          ----------   ----------
     Total assets                                                                                         $1,817,685   $2,098,462
                                                                                                          ==========   ==========
     Liabilities and partners' capital

     Liabilities:
      Brokerage commissions payable                                                                       $   29,036   $   12,906
      Other accrued expenses                                                                                  13,728       15,928
      Payable to General Partner                                                                               9,826        3,861
      Management fee payable                                                                                   2,884        3,430
                                                                                                          ----------   ----------
                                                                                                              55,474       36,125
      Minority interest in Trading Company (Note 2)                                                            4,566        5,103
                                                                                                          ----------   ----------
     Total liabilities                                                                                        60,040       41,228
                                                                                                          ----------   ----------
     Partners' capital:
      General Partner (units outstanding - 22.717 at December 31, 2000 and 1999)                              26,967       26,394
      Limited Partners (units outstanding - 1,457.909 and 1,747.909 at December 31, 2000 and 1999,
        respectively)                                                                                      1,730,678    2,030,840
                                                                                                          ----------   ----------
     Total partners' capital                                                                               1,757,645    2,057,234
                                                                                                          ----------   ----------
     Total liabilities and partners' capital                                                              $1,817,685   $2,098,462
                                                                                                          ==========   ==========
     Partnership units outstanding                                                                         1,480.626    1,770.626
                                                                                                          ==========   ==========
     Net asset value per unit                                                                             $ 1,187.10   $ 1,161.87
                                                                                                          ==========   ==========

The accompanying notes are an integral part of these combined statements.

The Four Seasons Fund II L.P. and Affiliate

Combined statements of operations
For the years ended December 31, 2000, 1999, and 1998

                                                                                                      2000       1999        1998
                                                                                                      ----       ----        ----
Revenues:
 Net realized trading gain                                                                         $ 48,098   $ 36,305   $ 279,153
 Net change in unrealized trading gain                                                               56,840    (29,887)     15,505
 Net option premiums                                                                                (41,818)   (18,185)   (106,093)
 Net change in unexpired options                                                                     11,800         --      29,400
                                                                                                   --------   --------   ---------
Net trading gain (loss)                                                                              74,920    (11,767)    217,965
 Gain on sale of investment in Guaranteed Distribution Pool                                           6,847      5,757      34,961
 Interest income (Note 2)                                                                           114,351    127,103     152,631
                                                                                                   --------   --------   ---------
Total revenues                                                                                      196,118    121,093     405,557
                                                                                                   --------   --------   ---------
Expenses:
 Brokerage commissions (Note 4)                                                                      46,644     53,748      64,231
 Management fee (Note 5)                                                                             18,205     21,013      25,243
 General partner fee (Note 3)                                                                        13,674     15,784      18,963
 Other                                                                                               18,328     23,582      29,198
                                                                                                   --------   --------   ---------
Total expenses                                                                                       96,851    114,127     137,635
                                                                                                   --------   --------   ---------
Income before allocation of minority interest                                                        99,267      6,966     267,922
Allocation of minority interest (Note 2)                                                                537      2,201      (3,228)
                                                                                                   --------   --------   ---------
Net income                                                                                         $ 99,804   $  9,167   $ 264,694
                                                                                                   ========   ========   =========
Allocation of net income:
 Limited Partners                                                                                  $ 98,322   $  9,054   $ 258,634
 General Partner                                                                                      1,482        113       6,060
 Net income per unit                                                                                  65.23       4.95      121.04

The accompanying notes are an integral part of these combined statements.

The Four Seasons Fund II L.P. and Affiliate

Combined statements of changes in partners' capital
For the years ended December 31, 2000, 1999, and 1998

                                                                                          Limited      General
                                                                              Units       partners     partner      Total
                                                                              -----       --------     -------      -----
Balance, December 31, 1997                                                  2,388.772    $2,568,834   $ 96,767    $2,665,601
 Capital withdrawals                                                         (538.989)     (548,539)   (72,168)     (620,707)
 Capital distribution to partners (Note 3)
                                                                                   --       (92,082)    (3,469)      (95,551)
 Net income                                                                        --       258,634      6,060       264,694
                                                                            ---------    ----------   --------    ----------
Balance, December 31, 1998                                                  1,849.783     2,186,847     27,190     2,214,037
 Capital withdrawals                                                          (79.157)      (91,979)        --       (91,979)
 Capital distribution to partners (Note 3)
                                                                                   --       (73,082)      (909)      (73,991)
 Net income                                                                        --         9,054        113         9,167
                                                                            ---------    ----------   --------    ----------
Balance, December 31, 1999                                                  1,770.626     2,030,840     26,394     2,057,234
 Capital withdrawals                                                         (290.000)     (328,568)        --      (328,568)
 Capital distribution to partners (Note 3)                                         --       (69,916)      (909)      (70,825)
 Net income                                                                        --        98,322      1,482        99,804
                                                                            ---------    ----------   --------    ----------
Balance, December 31, 2000                                                  1,480.626    $1,730,678   $ 26,967    $1,757,645
                                                                            =========    ==========   ========    ==========
Net asset value per unit:
 December 31, 1998-
  Amount                                                                                                          $ 1,196.92
                                                                                                                  ==========
  Units outstanding                                                                                                1,849.783
                                                                                                                  ==========
 December 31, 1999-
  Amount                                                                                                          $ 1,161.87
                                                                                                                  ==========
  Units outstanding                                                                                                1,770.626
                                                                                                                  ==========
 December 31, 2000-
  Amount                                                                                                          $ 1,187.10
                                                                                                                  ==========
  Units outstanding                                                                                                1,480.626
                                                                                                                  ==========

The accompanying notes are an integral part of these combined statements.

The Four Seasons Fund II L.P. and Affiliate

Combined statements of cash flows
---------------------------------
For the years ended December 31, 2000, 1999, and 1998

                                                                                                2000        1999        1998
                                                                                                ----        ----        ----
Cash flows from operating activities:
 Net income                                                                                  $  99,804   $   9,167   $ 264,694
 Adjustments to reconcile net income to net cash provided by operating activities-
  Allocation of income (loss) to minority interest                                                (537)     (2,201)      3,228
  Accretion of discount on Guaranteed Distribution Pool                                       (106,259)   (117,945)   (138,248)
  Gain on sale of investment in Guaranteed                                                      (6,847)     (5,757)    (34,961)
  Distribution Pool                                                                            (56,840)     29,887     (15,505)
  Net change in unrealized gain on open futures contracts and forwards                         (11,800)         --     (29,400)

  Net change in unexpired options
  (Increase) decrease in operating assets:
   Net receivable from Commodity Broker                                                         47,486      91,300      60,210
   Sale of bonds in Guaranteed Distribution Pool                                               362,743     109,250     504,361
   Maturity of bonds in Guaranteed Distribution Pool                                            71,000      75,000      97,000
   Other                                                                                          (693)       (332)        843
  Increase (decrease) in operating liabilities:
   Payable to General Partner                                                                    5,965       2,448        (340)
   Brokerage commissions payable                                                                16,130       8,182        (913)
   Management fee payable                                                                         (546)     (2,136)      1,105
   Other accrued expenses                                                                       (2,200)      4,311         980
                                                                                             ---------   ---------   ---------
Total adjustments                                                                              317,602     192,007     448,360
                                                                                             ---------   ---------   ---------
Net cash provided by operating activities                                                      417,406     201,174     713,054
                                                                                             ---------   ---------   ---------
Cash flows from financing activities:
 Redemption of partnership units                                                              (328,568)   (127,183)   (600,503)
 Redemption of minority interest                                                                    --          --     (17,000)
 Capital distribution to partners                                                              (70,825)    (73,991)    (95,551)
                                                                                             ---------   ---------   ---------
Net cash used in financing activities                                                         (399,393)   (201,174)   (713,054)
                                                                                             ---------   ---------   ---------
Net change in cash                                                                              18,013          --          --
Cash, beginning of period                                                                           --          --          --
                                                                                             ---------   ---------   ---------
Cash, end of period                                                                          $  18,013   $      --   $      --
                                                                                             =========   =========   =========

The accompanying notes are an integral part of these combined statements.

The Four Seasons Fund II L.P. and Affiliate

Notes to combined financial statements
December 31, 2000 and 1999

1. Organization:

The Four Seasons Fund II L.P. (the Partnership) was organized under the Delaware Revised Uniform Limited Partnership Act on February 13, 1992. An initial public offering of its limited partnership units was completed on January 31, 1993, at which time approximately 18 percent of the proceeds were used to purchase limited partnership units of an affiliated limited partnership (the Affiliate or Trading Company). All trading activity of the Partnership and Trading Company (collectively the Fund) takes place through the Trading Company. The remaining proceeds from the Partnership's initial public offering were used to purchase zero coupon U.S. Treasury securities (the Guaranteed Distribution Pool). The management of the Partnership intends to utilize the Guaranteed Distribution Pool to assure limited partners of an annual 4 percent distribution and a return of their initial net capital investment at the end of the Partnership's approximate ten-year time horizon (the Time Horizon). The accompanying combined financial statements reflect the activities of the Fund.

The Fund's trading activity, which commenced on February 16, 1993, is directed by a single trading advisor, RXR Inc. (the Trading Advisor), which is given discretionary authority over the assets of the Trading Company. An advisory agreement has been entered into with the Trading Advisor enumerating the terms and conditions of the agreement and the basis of remuneration. The Trading Advisor engages in the speculative trading of stock index futures, bond futures, managed futures and short-term interest rate futures under its proprietary Balanced Portfolio Program asset allocation system.

James River Management Corp., a Delaware corporation, is the general partner (the General Partner) of the Partnership and the Trading Company and is a registered commodity pool operator. E.D.& F. Man International Inc. is the commodity broker (the Commodity Broker) for the Partnership.

2. Summary of significant accounting policies:

Cash and cash equivalents - The Partnership considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2000, a portion of assets that are temporarily not invested are maintained at SunTrust Bank (SunTrust).

Guaranteed distribution pool - The Partnership's investment in the Guaranteed Distribution Pool is valued at the lower of cost plus accrued interest or market within the accompanying combined statements of financial condition. For purposes of several fee calculations based on a percentage of net assets, the Guaranteed Distribution Pool is valued at cost plus accrued interest. At December 31, 2000, the cost plus accrued interest was $1,473,620, whereas market value was $1,523,168. At December 31, 1999, the cost plus accrued interest was $1,794,281 whereas market value was $1,821,664. This investment is restricted in its use and will only be sold upon withdrawal by a partner or to fund distributions.

Minority interest - Minority interest reflected in the accompanying combined financial statements represents the General Partner's approximate 2 percent interest in the Trading Company. The Partnership is the sole limited partner of the Trading Company.

Receivable for cash retained - In addition to cash held at SunTrust, the remaining assets that are temporarily not invested are maintained in the Trading Company's account with the Commodity Broker. The Partnership may liquidate its account immediately upon written notice.

Net unrealized gain (loss) on open futures contracts - All of the Partnership's commodity transactions and open positions are cleared and held, respectively, with the Commodity Broker. Therefore, the accompanying combined statements of financial condition reflect the net gains and (losses) of all open positions as of December 31, 2000 and 1999.

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

Use of estimates in the preparation of financial statements - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. Partnership agreement:

The Partnership is governed by the terms of a limited partnership agreement (the Agreement). A general summary of salient points of the Agreement is provided below. Partners or prospective partners should refer to the Agreement to obtain a complete understanding of all pertinent information. Responsibility for managing the Partnership and the Trading Company is vested solely in the General Partner. The Trading Company is also governed by a limited partnership agreement which has been structured to mirror the Agreement of the Partnership. The only material difference between the two agreements is with respect to the tax allocations of profits and losses made by the Trading Company to the Partnership, as opposed to the special tax allocations made by the Partnership to its limited partners. Whereas the Agreement of the Partnership provides for special allocations of gains and losses for tax purposes when limited partnership units are redeemed during a fiscal year, the agreement of the Trading Company simply passes the Partnership's share of the Trading Company's annual profits and losses to the Partnership. As such, the Partnership, in turn, will make the special allocations of such profits and losses.

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

Contribution of General Partner -The General Partner is required to make and maintain an investment in both the Partnership and Trading Company equal to 1 percent of their respective total capitalization. The General Partner may make a withdrawal of either such investment as of the end of any month, but at all times its capital account in each must be equal to at least 1 percent of net assets, as defined.

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

Annual distribution - The Fund made annual distributions to all Limited Partners of record as of February 16, 2000, February 18, 1999, and February 20, 1998. The distribution equaled 4 percent of the original investor contributions to the Fund (after subtraction of up-front selling commissions, if applicable), also equal to $40 per unit. Except for the annual 4 percent distribution, the General Partner has no intention to make any further distributions except in extraordinary circumstances.

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

  The Partnership will terminate and be dissolved upon the occurrence of any of the following events:

          1.  December 31, 2021;

          2. receipt by the General Partner of an approval to dissolve the Partnership at a specified time by limited partners owning more than 50 percent of the units then outstanding and owned by the limited partners, notice of which is sent by registered mail to the General Partner not less than 90 days prior to the effective date of such dissolution;

          3. the withdrawal, dissolution, insolvency or removal of the General Partner unless the Partnership is continued in accordance with the terms of the Partnership Agreement; or

          4. the occurrence of any event which shall make the continued existence of the Partnership unlawful or require termination of the Partnership.

The Trading Company may terminate trading and liquidate in the event that its net assets decline to the level where they are less than or equal to 5 percent of the current net assets of the Fund, as defined. The Trading Company is required to liquidate in the event that its net assets decline to less than or equal to 3 percent of the current net assets of the Fund. This percentage was approximately 16 percent as of December 31, 2000.

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

The Trading Advisor is also entitled to a quarterly incentive fee of 15 percent of any cumulative new trading profits recognized by the Trading Company. New trading profits include net profits earned from (i) realized trading profit or loss, plus or minus (ii) the change in unrealized trading profit or loss on open contracts from the inception of trading to the end of a particular calendar quarter. Such fees are calculated after payment of monthly brokerage commissions, management fee, general partner fee and administrative costs but without deduction of incentive fees paid. New trading profits do not include interest earned and are not reduced by organizational expenses or selling commissions. There was no incentive fee in 2000, 1999 or 1998.

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

During June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). This statement establishes the standards for the accounting and the reporting of derivatives and hedging activities. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000; however, early adoption is encouraged. The Partnership has elected early adoption and, accordingly, these standards are applied in the accompanying financial statements. As further explained above, the Partnership's contractual commitments are carried at market or fair value. As such, the adoption of SFAS No. 133 has not had any effect on the Partnership's financial position or results of operations. The Partnership has adopted the disclosure requirements under SFAS No. 133.

Credit risk and concentration of credit risk - Exchange traded futures and option contracts possess low credit risk since all transactions are guaranteed by the exchange on which they are traded and daily cash settlements by all counterparties are required for changes in the market value of the contracts. Furthermore, the bonds held by the Partnership in the Guaranteed Distribution Pool are U.S. Government obligations. Credit risk is measured by the loss that the Trading Company would record if its counterparties failed to perform pursuant to the terms of contractual commitments. Management of credit risk involves a number of considerations, such as the financial profile of the counterparty, specific terms and duration of the contractual agreement and the value of collateral held, if any. All of the Trading Company's open financial futures, and exchange traded options were transacted with the Commodity Broker. All Trading Company assets (other than those used to fund margin requirements on foreign futures positions) are maintained by the Commodity Broker in a segregated customer account, as required by the Commodity Futures Trading Commission. In general, approximately 20 percent to 40 percent of the Trading Company's assets are used in funding margin requirements. As of December 31, 2000, approximately $73,016 was held in margin at the Commodity Broker for the benefit of the Trading Company.

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

8. Quarterly financial information (unaudited):

The following summarized quarterly financial information presents the results of operations and other data for the three-month periods ended March 31, June 30, September 30 and December 31, 2000 and 1999. Such information, which has not been audited, is presented in thousands, except for unit and per unit data.

                                                                                     First    Second     Third   Fourth
                                                                                    quarter   quarter   quarter  quarter
                                                                                      2000      2000      2000     2000
                                                                                    -------   -------   -------  -------
Revenues                                                                             $   69   $   (22)   $   29   $  120
Expenses                                                                                 27        24        23       23
                                                                                     ------   -------    ------   ------
Income (loss) before allocation of minority interest                                     42       (46)        6       97
Allocation of minority interest                                                          --         1        --       --
                                                                                     ------   -------    ------   ------
Net income (loss)                                                                    $   42   $   (45)   $    6   $   97
                                                                                     ======   =======    ======   ======
Net assets                                                                           $1,851   $ 1,694    $1,661   $1,758
                                                                                     ======   =======    ======   ======
Partnership units outstanding, end of period                                          1,616     1,516     1,481    1,481
                                                                                     ======   =======    ======   ======
Net asset value per unit, end of period                                              $1,145   $ 1,118    $1,122   $1,187
                                                                                     ======   =======    ======   ======
Net income (loss) per unit                                                           $23.57   $(27.74)    $3.90   $65.50
                                                                                     ======   =======    ======   ======

                                                                                     First   Second    Third    Fourth
                                                                                    quarter  quarter  quarter  quarter
                                                                                     1999     1999     1999      1999
                                                                                    -------  -------  -------  -------
Revenues                                                                             $   38   $   36   $   29   $   18
Expenses                                                                                 30       29       28       27
                                                                                     ------   ------   ------   ------
Income (loss) before allocation of minority interest                                      8        7        1       (9)
Allocation of minority interest                                                          --       --        1        1
                                                                                     ------   ------   ------   ------
Net income (loss)                                                                    $    8   $    7   $    2   $   (8)
                                                                                     ======   ======   ======   ======
Net assets                                                                           $2,070   $2,077   $2,065   $2,057
                                                                                     ======   ======   ======   ======
Partnership units outstanding, end of period                                          1,783    1,783    1,771    1,771
                                                                                     ======   ======   ======   ======
Net asset value per unit, end of period                                              $1,161   $1,165   $1,166   $1,162
                                                                                     ======   ======   ======   ======
Net income (loss) per unit                                                           $ 4.31   $ 3.92   $ 1.02   $(4.30)
                                                                                     ======   ======   ======   ======