Form 10-K405, Exhibit 13
period 2001-12-31
FOUR SEASONS FUND II L P
filed 2002-04-01
CIK 884180

The Four Seasons Fund II L.P.
and Affiliate

Combined financial statements and schedules
As of December 31, 2001 and 2000
Together with auditors' report

                             The Four Seasons Fund II L.P. and Affiliate


                             Oath
                             As of December 31, 2001 and 2000


                             To the best of my knowledge and belief, the information contained in these combined financial statements is accurate and complete.

                             /s/ PAUL H. SAUNDERS
                             ---------------------------------------------------
                             Paul H. Saunders, Chairman and CEO
                             James River Management Corp.
                             General Partner for
                             The Four Seasons Fund II L.P.
                             and Affiliate

         The Four Seasons Fund II L.P. and Affiliate

         Table of contents


         Combined statements of financial condition

           As of December 31, 2001 and 2000....................................1

         Combined condensed schedule of investments

           As of December 31, 2001.............................................2

           As of December 31, 2000.............................................3

         Combined statements of operations

           For the years ended December 31, 2001, 2000, and 1999...............4

         Combined statements of changes in partners' capital

           For the years ended December 31, 2001, 2000, and 1999...............5

         Combined statements of cash flows

           For the years ended December 31, 2001, 2000, and 1999...............6

         Notes to combined financial statements

           December 31, 2001 and 2000..........................................7

Report of independent public accountants


To the Partners of
The Four Seasons Fund II L.P. and Affiliate:

We have audited the accompanying combined statements of financial condition of The Four Seasons Fund II L.P. (a Delaware limited partnership) and Affiliate as of December 31, 2001 and 2000, including the combined condensed schedules of investments as of December 31, 2001 and 2000, and the related combined statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of The Four Seasons Fund II L.P. and Affiliate as of December 31, 2001 and 2000, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.


Richmond, Virginia
February 1, 2002




The Four Seasons Fund II L.P. and Affiliate

Combined statements of financial condition
As of December 31, 2001 and 2000

                                                               2001           2000
                                                            -----------   -----------
Assets
Investments (Note 2):
  U.S. Treasury Securities, at cost plus accrued interest   $ 1,512,065   $ 1,473,620
  Open futures contracts, at fair value                          20,577        75,767
  Open forward contracts, at fair value                             813          (646)
  Open options contracts, at fair value                              --        11,800
                                                            -----------   -----------
Total investments                                             1,533,455     1,560,541
                                                            -----------   -----------
Receivable for cash retained                                    255,047       237,079
Accrued interest receivable                                         193           932
                                                            -----------   -----------
                                                                255,240       238,011
                                                            -----------   -----------
Cash and cash equivalents                                            --        18,013
                                                            -----------   -----------
Other                                                               355         1,120
                                                            -----------   -----------
Total assets                                                $ 1,789,050   $ 1,817,685
                                                            ===========   ===========
Liabilities and partners' capital
Liabilities:
  Brokerage commissions payable                             $    21,683   $    29,036
  Other accrued expenses                                         15,803        13,728
  Payable to General Partner                                      6,447         9,826
  Management fee payable                                          5,793         2,884
                                                            -----------   -----------
                                                                 49,726        55,474
  Minority interest in Trading Company (Note 2)                   3,591         4,566
                                                            -----------   -----------
Total liabilities                                                53,317        60,040
                                                            -----------   -----------
Partners' capital:
  General Partner (units outstanding - 22.717 at
  December 31, 2001 and 2000)                                    26,631        26,967
  Limited partners (units outstanding - 1,457.909 at
  December 31, 2001 and 2000)                                 1,709,102     1,730,678
                                                            -----------   -----------
Total partners' capital                                       1,735,733     1,757,645
                                                            -----------   -----------
Total liabilities and partners' capital                     $ 1,789,050   $ 1,817,685
                                                            ===========   ===========
Partnership units outstanding                                 1,480.626     1,480.626
                                                            ===========   ===========
Net asset value per unit                                    $  1,172.30   $  1,187.10
                                                            ===========   ===========


The accompanying notes are an integral part of these combined statements.

The Four Seasons Fund II L.P. and Affiliate

Combined condensed schedule of investments
As of December 31, 2001


Face value ($)/
  contracts               Security description                    Carrying value
-------------  -------------------------------------------------- --------------
               U.S. Treasury Securities (87.1%)
$ 1,540,000     U.S. Treasury Securities stripped, due 11/15/02    $ 1,452,566
$    60,000     U.S. Treasury Securities stripped, due 02/15/02         59,499
                                                                   -----------
               Total U.S. Treasury Securities, at cost plus
               accrued interest (fair value $1,575,863)              1,512,065
                                                                   -----------
               Open futures contracts (1.2%)
               Long positions-
       1        Mar 02 FINEX Euro/Japanese Yen Cross Rate                4,669
       2        Mar 02 IMM S&P 500                                       3,150
       2        Mar 02 CBOT 5-Year T-Note                                1,305
       2        Mar 02 IMM Euro Dollar                                   1,075
       1        Mar 02 CBOT 2-Year T-Note                                1,063
       1        Mar 02 FINEX Swiss Franc/Japanese Yen Cross Rate           957
       1        Mar 02 CBOT U.S. Treasury Bonds                           (836)
       3        Mar 02 LIFE 3-Month Euro Swiss Interest Rate              (829)
       1        Mar 02 IMM Mexican Peso                                    813
       1        Mar 02 SMX LT Bond                                        (570)
       1        Mar 02 CSCE Sugar No. 11                                  (291)
       1        20 Feb 02 LME Copper US                                   (206)
       1        Mar 02 SYD 90-Day Bank Bills                               (99)
                Short positions-
       1        Mar 02 IMM Japanese Yen                                  5,375
       2        Mar 02 Eurex Euro-Bund                                   2,846
       2        Mar 02 Eurex Euro-Bobl                                   1,740
       1        Mar 02 FINEX Euro/British Pound Cross Rate                (874)
       1        Mar 02 IMM Swiss Franc                                    (738)
       1        Mar 02 SFE 10-Year Treasury Bond                           570
       3        Mar 02 CBOT Corn                                           475
       1        Mar 02 CBOT Municipal Bond Index                           344
       2        Mar 02 SFE 3-Year Treasury Bond                            312
       3        Mar 02 CBOT Soybean Oil                                    210
       3        Mar 02 TIFFE EuroYen                                        85
       1        20 Feb 02 LME Copper US                                     31
                                                                   -----------
               Total open futures contracts, at fair value              20,577
                                                                   -----------
               Open forward contracts (.1%)
       1        20 Mar 02 Singapore Dollar, at fair value
                (notional amount - $170,000)                               813
                                                                   -----------
               Total investments                                   $ 1,533,455
                                                                   ===========

Note: Percentages in parentheses represent a percent of total net asset value.

The accompanying notes are an integral part of this combined condensed schedule.

The Four Seasons Fund II L.P. and Affiliate

Combined condensed schedule of investments
As of December 31, 2000

Face value ($)/
  contracts               Security description                    Carrying value
-------------  -------------------------------------------------- --------------
               U.S. Treasury Securities (83.8%)
$ 1,540,000     U.S. Treasury Securities stripped, due 11/15/02     $ 1,358,419
$    60,000     U.S. Treasury Securities stripped, due 2/15/01           59,513
$    60,000     U.S. Treasury Securities stripped, due 2/15/02           55,688
                                                                    -----------
              Total U.S. Treasury Securities, at cost plus accrued
              interest (fair value - $1,523,168)                      1,473,620
                                                                    -----------
              Open futures contracts (4.3%)
                Long positions-
       4         MAR 01 CBOT Corn                                         1,275
       3         MAR 01 CBOT U.S. Treasury Bonds                          8,563
       5         MAR 01 CBOT 10-Year U.S. T-Notes                        13,922
       4         MAR 01 CBOT 5-Year U.S. T-Notes                          9,281
       2         FEB 01 CME Cattle                                        1,520
       5         MAR 01 LIF 3-Month Euro Swiss Interest Rate              1,678
       5         MAR 01 LIF 3-Month Euribor                               4,076
       1         17 JAN 01 LME Copper US                                   (675)
       1         MAR 01 FINEX Euro/British Pound Cross Rate               2,269
       1         MAR 01 FINEX New Zealand $/US$                           2,840
       5         MAR 01 IMM Euro Dollar                                   5,625
       1         MAR 01 IMM Swiss Franc                                   3,513
       1         MAR 01 IMM Mexican Peso                                   (963)
       2         MAR 01 IMM S&P 500                                      (4,525)
       2         MAR 01 SMX LT Bond                                         262
       5         JUN 01 SYD 90-Day Bank Bills                             1,810
       1         MAR 01 SYD 10-Year Treasury Bonds                          775
       5         MAR 01 SYD 3-Year Treasury Bonds                         1,533
       2         MAR 01 MTF 10Y EuroBD                                    1,376
       3         MAR 01 EURX Euro-Bobl                                    4,213
       2         MAR 01 EURX Euro-Bund                                    1,923
               Short positions-
       1         MAR 01 CBOT Soybean Oil                                    294
       1         FEB 01 NY LT Crude                                       2,450
       1         17 JAN 01 LME Copper US                                  1,375
       1         MAR 01 NYCE Cotton                                       1,535
       1         MAR 01 IMM Japanese Yen                                  4,713
       2         MAR 01 SMX EuroYen                                         (66)
       1         FEB 01 IPE Brent Crude Oil                               3,900
       1         JAN 01 IPE Gas Oil                                       1,275
                                                                    -----------
               Total open futures contracts, at fair value               75,767
                                                                    -----------
               Open forward contracts (0%)
       1         21 Mar 01 Singapore Dollar (notional amount -$170,000)    (120)
       1         21 Mar 01 Singapore Dollar (notional amount -$340,000)    (228)
       1         21 Mar 01 Singapore Dollar (notional amount -$170,000)    (298)
                                                                    -----------
               Total open forward contracts, at fair value                 (646)
                                                                    -----------
               Open option contracts (.7%)
       2         JAN 01 IMM S&P 500, at fair value                       11,800
                                                                    -----------
               Total investments                                    $ 1,560,541
                                                                    ===========

Note: Percentages in parentheses represent a percent of total net asset value.

The accompanying notes are an integral part of this combined condensed schedule.

The Four Seasons Fund II L.P. and Affiliate

Combined statements of operations
For the years ended December 31, 2001, 2000, and 1999

                                         2001         2000         1999
                                      ---------    ---------    ---------
Investment income:
   Gain on sale of securities in
   Guaranteed Distribution Pool       $      --    $   6,847    $   5,757
   Interest income (Note 2)             103,630      114,351      127,103
                                      ---------    ---------    ---------
Total income                            103,630      121,198      132,860
                                      ---------    ---------    ---------
Expenses:
   Brokerage commissions (Note 4)        43,676       46,644       53,748
   Management fee (Note 5)               17,155       18,205       21,013
   General Partner fee (Note 3)          12,859       13,674       15,784
   Other                                 24,348       18,328       23,582
                                      ---------    ---------    ---------
Total expenses                           98,038       96,851      114,127
                                      ---------    ---------    ---------
Net investment income                     5,592       24,347       18,733
                                      ---------    ---------    ---------
Net realized and unrealized gain
(loss) on investments (Note 2):
   Net realized trading gain             77,692       48,098       36,305
   Net change in unrealized trading
   gain                                 (53,731)      56,840      (29,887)
   Net option premiums                   18,585      (41,818)     (18,185)
   Net change in unexpired options      (11,800)      11,800           --
                                      ---------    ---------    ---------
Net trading gain (loss) on
investments                              30,746       74,920      (11,767)
                                      ---------    ---------    ---------
Income before allocation of
minority interest                        36,338       99,267        6,966
Allocation of minority interest
(Note 2)                                    975          537        2,201
                                      ---------    ---------    ---------
Net income                            $  37,313    $  99,804    $   9,167
                                      =========    =========    =========
Allocation of net income:
   Limited partners                   $  36,740    $  98,322    $   9,054
   General Partner                          573        1,482          113
   Net income per unit                    25.20        65.23         4.95

The accompanying notes are an integral part of these combined statements.


The Four Seasons Fund II L.P. and Affiliate

Combined statements of changes in partners' capital
For the years ended December 31, 2001, 2000, and 1999

                                                      Limited       General
                                        Units         partners      Partner        Total
                                      ---------    ------------   ---------    ------------
Balance, December 31, 1998            1,849.783    $  2,186,847   $  27,190    $  2,214,037
   Capital withdrawals                  (79.157)        (91,979)         --         (91,979)
   Capital distribution to
   partners (Note 3)                         --         (73,082)       (909)        (73,991)
   Net income                                --           9,054         113           9,167
                                      ---------    ------------   ---------    ------------
Balance, December 31, 1999            1,770.626       2,030,840      26,394       2,057,234
   Capital withdrawals                 (290.000)       (328,568)         --        (328,568)
   Capital distribution to
   partners (Note 3)                         --         (69,916)       (909)        (70,825)
   Net income                                --          98,322       1,482          99,804
                                      ---------    ------------   ---------    ------------
Balance, December 31, 2000            1,480.626       1,730,678      26,967       1,757,645
   Capital distribution to
   partners (Note 3)                         --         (58,316)       (909)        (59,225)
   Net income                                --          36,740         573          37,313
                                      ---------    ------------   ---------    ------------
Balance, December 31, 2001            1,480.626    $  1,709,102   $  26,631    $  1,735,733
                                      =========    ============   =========    ============
Net asset value per unit:
   December 31, 1999-
     Amount                                                                    $   1,161.87
                                                                               ============
     Units outstanding                                                            1,770.626
                                                                               ============
  December 31, 2000-
     Amount                                                                    $   1,187.10
                                                                               ============
     Units outstanding                                                            1,480.626
                                                                               ============
  December 31, 2001-
     Amount                                                                    $   1,172.30
                                                                               ============
     Units outstanding                                                            1,480.626
                                                                               ============

The accompanying notes are an integral part of these combined statements.


The Four Seasons Fund II L.P. and Affiliate

Combined statements of cash flows
For the years ended December 31, 2001, 2000, and 1999

                                                    2001          2000          1999
                                                  ---------    ---------    ---------
Cash flows from operating activities:
   Net income                                     $  37,313    $  99,804    $   9,167
   Adjustments to reconcile net income to net
   cash provided by operating activities-
     Allocation of loss to minority interest           (975)        (537)      (2,201)
     Accretion of discount on Guaranteed
     Distribution Pool                              (98,446)    (106,259)    (117,945)
     Gain on sale of securities in Guaranteed
     Distribution Pool                                   --       (6,847)      (5,757)
     Net change in unrealized gain on open
     futures contracts and forwards                  53,731      (56,840)      29,887
     Net change in unexpired options                 11,800      (11,800)          --
     (Increase) decrease in operating assets:
       Receivable for cash retained                 (17,229)      47,486       91,300
       Sale of bonds in Guaranteed Distribution
       Pool                                              --      362,743      109,250
       Maturity of bonds in Guaranteed
       Distribution Pool                             60,000       71,000       75,000
       Other                                            765         (693)        (332)
     Increase (decrease) in operating
     liabilities:
       Management fee payable                         2,909         (546)      (2,136)
       Other accrued expenses                         2,076       (2,200)       4,311
       Payable to General Partner                    (3,379)       5,965        2,448
       Brokerage commissions payable                 (7,353)      16,130        8,182
                                                  ---------    ---------    ---------
Total adjustments                                     3,899      317,602      192,007
                                                  ---------    ---------    ---------
Net cash provided by operating activities            41,212      417,406      201,174
                                                  ---------    ---------    ---------
Cash flows from financing activities:
   Redemption of partnership units                       --     (328,568)    (127,183)
   Capital distribution to partners                 (59,225)     (70,825)     (73,991)
                                                  ---------    ---------    ---------
Net cash used in financing activities               (59,225)    (399,393)    (201,174)
                                                  ---------    ---------    ---------
Net change in cash                                  (18,013)      18,013           --
Cash, beginning of period                            18,013           --           --
                                                  ---------    ---------    ---------
Cash, end of period                              $       --    $  18,013    $      --
                                                 ==========    =========    =========


The accompanying notes are an integral part of these combined statements.

The Four Seasons Fund II L.P. and Affiliate

Notes to combined financial statements
December 31, 2001 and 2000

1.       Organization:

The Four Seasons Fund II L.P. (the Partnership) was organized under the Delaware Revised Uniform Limited Partnership Act on February 13, 1992. An initial public offering of its limited partnership units was completed on January 31, 1993, at which time approximately 18 percent of the proceeds were used to purchase limited partnership units of an affiliated limited partnership (the Affiliate or Trading Company). All trading activity of the Partnership and Trading Company (collectively the Fund) takes place through the Trading Company. The remaining proceeds from the Partnership's initial public offering were used to purchase zero coupon U.S. Treasury securities (the Guaranteed Distribution Pool). The management of the Partnership intends to utilize the Guaranteed Distribution Pool to assure limited partners of an annual 4 percent distribution and a return of their initial net capital investment at the end of the Partnership's approximate ten-year time horizon (the Time Horizon), scheduled to end November, 2002. At the discretion of the General Partner, and with the concurrence of the limited partners, the Partnership may continue to operate beyond the Time Horizon utilizing its current trading strategy. The accompanying combined financial statements reflect the activities of the Fund.

The Fund's trading activity, which commenced on February 16, 1993, is directed by a single trading advisor, RXR Inc. (the Trading Advisor), which is given discretionary authority over the assets of the Trading Company. An advisory agreement has been entered into with the Trading Advisor enumerating the terms and conditions of the agreement and the basis of remuneration. The Trading Advisor engages in the speculative trading of stock index futures, bond futures, managed futures and short-term interest rate futures under its proprietary Balanced Portfolio Program asset allocation system. Effective December 3, 2001, the assets of the Trading Advisor were acquired by SSARIS Advisors, LLC (SSARIS). SSARIS was recently formed as a new investment advisory firm by State Street Global Alliance, LLC (State Street) and the Dutch pension fund, ABP. State Street has taken a majority ownership stake in SSARIS and the former management team of the Trading Advisor owns the remaining interest and will manage the day-to-day business and operations of SSARIS. The Trading Advisor's trading program will continue to be employed and no change of strategy or charges are contemplated. This change should not affect the trading or cost structure of the Fund.

James River Management Corp., a Delaware corporation, is the general partner (the General Partner) of the Partnership and the Trading Company and is a registered commodity pool operator. E.D.& F. Man International Inc. is the commodity broker (the Commodity Broker) for the Partnership.

2.       Summary of significant accounting policies:

Cash and cash equivalents

The Partnership considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2001 and 2000, a portion of assets that are temporarily not invested in a futures account or in the Guaranteed Distribution Pool are maintained at SunTrust Bank (SunTrust).

Guaranteed distribution pool

Due to restrictions on the securities included in the Guaranteed Distribution Pool, the Partnership's investment in the Guaranteed Distribution Pool is valued at the lower of cost plus accrued interest or market within the accompanying combined statements of financial condition. For purposes of several fee calculations based on a percentage of net assets, the Guaranteed Distribution Pool is valued at cost plus accrued interest. At December 31, 2001, the cost plus accrued interest was $1,512,065, whereas market value was $1,575,863. At December 31, 2000, the cost plus accrued interest was $1,473,620 whereas market value was $1,523,168. This investment is restricted in its use and will only be sold upon withdrawal by a partner or to fund distributions.

Minority interest

Minority interest reflected in the accompanying combined financial statements represents the General Partner's approximate 2 percent interest in the Trading Company. The Partnership is the sole limited partner of the Trading Company.

Receivable for cash retained

In addition to cash held at SunTrust, the remaining assets that are temporarily not invested in the Guaranteed Distribution Pool are maintained in the Trading Company's account with the Commodity Broker. The Partnership may liquidate its account immediately upon written notice.

Net unrealized gain (loss) on open futures contracts

All of the Partnership's commodity transactions and open positions are cleared and held, respectively, with the Commodity Broker. Therefore, the accompanying combined statements of financial condition reflect the net gains and (losses) of all open positions as of December 31, 2001 and 2000.

Revenue recognition

Open futures and option contracts entered into by the Trading Company are valued at closing market quotations. The difference between the cost and the market value of open contracts is reflected as net change in unrealized trading gain
(loss) and net change in unexpired options on a trade-date basis in the accompanying combined statements of operations.

Interest income

Interest income includes both the accreted interest earned on zero coupon U.S. Treasury securities in the Guaranteed Distribution Pool and interest credited on cash balances held at the Commodity Broker and SunTrust. The Commodity Broker credits the Trading Company monthly for interest earned, based on prevailing short term money market rates, as defined, applied to the Trading Company's average daily cash balance, as defined. Interest income is accrued when earned.

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

Reclassifications

Certain prior year balances have been reclassified to conform to current year presentation.

Use of estimates in the preparation of financial statements

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

Contribution of General Partner

The General Partner is required to make and maintain an investment in both the Partnership and Trading Company equal to at least 1 percent of their respective total capitalization. The General Partner may make a withdrawal of either such investment as of the end of any month, but at all times its capital account in each must be equal to at least 1 percent of net assets, as defined.

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

Annual distribution

The Fund made annual distributions to all limited partners of record as of February 26, 2001, February 16, 2000, and February 18, 1999. The distribution equaled 4 percent of the original investor contributions to the Fund (after subtraction of up-front selling commissions, if applicable), also equal to $40 per unit. Except for the annual 4 percent distribution, the General Partner has no intention to make any further distributions except in extraordinary circumstances.

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

The Partnership will terminate and be dissolved upon the occurrence of any of the following events:

..        December 31, 2021;

..        receipt by the General Partner of an approval to dissolve the
         Partnership at a specified time by limited partners owning more than 50 percent of the units then outstanding and owned by the limited partners, notice of which is sent by registered mail to the General Partner not less than 90 days prior to the effective date of such dissolution;

..        the withdrawal, dissolution, insolvency or removal of the General
         Partner unless the Partnership is continued in accordance with the terms of the Partnership Agreement; or

..        the occurrence of any event which shall make the continued existence of the Partnership unlawful or require termination of the Partnership.

The Trading Company may terminate trading and liquidate in the event that its net assets decline to the level where they are less than or equal to 5 percent of the current net assets of the Fund, as defined. The Trading Company is required to liquidate in the event that its net assets decline to less than or equal to 3 percent of the current net assets of the Fund. This percentage was approximately 12.9 percent as of December 31, 2001.

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

5.       Management and incentive fees:

The Trading Company has entered into an advisory agreement with the Trading Advisor that specifies the terms of remuneration. The Trading Company pays the Trading Advisor a monthly management fee at the annual rate of 1 percent of the month-end net assets of the Fund, as defined. For purposes of calculating the monthly management fee, net assets are computed prior to incentive fees and are reduced by brokerage commissions, General Partner fees and administrative costs as of the end of the month of determination. In addition, the Guaranteed Distribution Pool is valued at cost plus accrued interest.

The Trading Advisor is also entitled to a quarterly incentive fee of 15 percent of any cumulative new trading profits recognized by the Trading Company. New trading profits include net profits earned from (i) realized trading profit or loss, plus or minus (ii) the change in unrealized trading profit or loss on open contracts from the inception of trading to the end of a particular calendar quarter. Such fees are calculated after payment of monthly brokerage commissions, management fees, General Partner fees and administrative costs but without deduction of incentive fees paid. New trading profits do not include interest earned and are not reduced by organizational expenses or selling commissions. There was no incentive fee in 2001, 2000 or 1999.

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

The Trading Company records all contractual commitments involving future settlement at market value. Consequently, changes in the amounts recorded in the Trading Company's statements of financial condition resulting from movement in market prices are included currently in the accompanying combined statements of operations.

Credit risk and concentration of credit risk

Exchange traded futures and option contracts possess low credit risk since all transactions are guaranteed by the exchange on which they are traded and daily cash settlements by all counterparties are required for changes in the market value of the contracts. Furthermore, the bonds held by the Partnership in the Guaranteed Distribution Pool are U.S. Government obligations. Credit risk is measured by the loss that the Trading Company would record if its counterparties failed to perform pursuant to the terms of contractual commitments. Management of credit risk involves a number of considerations, such as the financial profile of the counterparty, specific terms and duration of the contractual agreement and the value of collateral held, if any. All of the Trading Company's open financial futures, and exchange traded options were transacted with the Commodity Broker. All Trading Company assets (other than those used to fund margin requirements on foreign futures positions) are maintained by the Commodity Broker in a segregated customer account, as required by the Commodity Futures Trading Commission. In general, approximately 20 percent to 40 percent of the Trading Company's assets are used in funding margin requirements. As of December 31, 2001, approximately $69,100 was held in margin at the Commodity Broker for the benefit of the Trading Company.

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


8.       Quarterly financial information (unaudited):

The following summarized quarterly financial information presents the results of operations and other data for the three-month periods ended March 31, June 30, September 30 and December 31, 2001 and 2000. Such information, which has not been audited, is presented in thousands, except for unit and per unit data.

                                          First     Second     Third      Fourth
                                         quarter    quarter    quarter    quarter
                                          2001       2001       2001        2001
                                         -------    -------    -------    -------
Revenues                                 $    12    $    14    $    51    $    58
Expenses                                      26         27         23         23
                                         -------    -------    -------    -------
(Loss) income before allocation of
minority interest                            (14)       (13)        28         35
Allocation of minority interest                1          1         --         (1)
                                         -------    -------    -------    -------
Net (loss) income                        $   (13)   $   (12)   $    28    $    34
                                         =======    =======    =======    =======
Net assets                               $ 1,685    $ 1,673    $ 1,701    $ 1,736
                                         =======    =======    =======    =======
Partnership units outstanding, end
of period                                  1,481      1,481      1,481      1,481
                                         =======    =======    =======    =======
Net asset value per unit, end of
period                                   $ 1,138    $ 1,130    $ 1,149    $ 1,172
                                         =======    =======    =======    =======
Net (loss) income per unit               $ (8.94)   $ (8.33)   $ 18.98    $ 23.49
                                         =======    =======    =======    =======

                                          First     Second     Third      Fourth
                                         quarter    quarter    quarter    quarter
                                          2000       2000       2000        2000
                                         -------    -------    -------    -------
Revenues                                 $    69    $   (22)   $    29    $   120
Expenses                                      27         24         23         23
                                         -------    -------    -------    -------
Income (loss) before allocation of
minority interest                             42        (46)         6         97
Allocation of minority interest               --          1         --         --
                                         -------    -------    -------    -------
Net income (loss)                        $    42    $   (45)   $     6    $    97
                                         =======    =======    =======    =======
Net assets                               $ 1,851    $ 1,694    $ 1,661    $ 1,758
                                         =======    =======    =======    =======
Partnership units outstanding, end
of period                                  1,616      1,516      1,481      1,481
                                         =======    =======    =======    =======
Net asset value per unit, end of
period                                   $ 1,145    $ 1,118    $ 1,122    $ 1,187
                                         =======    =======    =======    =======
Net income (loss) per unit               $ 23.57    $(27.74)   $  3.90    $ 65.50
                                         =======    =======    =======    =======




9.       Financial highlights:

                                                 2001              2000              1999             1998              1997
                                            --------------   --------------   --------------   --------------   --------------
Per unit operating performance
(For a unit outstanding
throughout the year):
Net asset value, beginning of year          $     1,187.10   $     1,161.87   $     1,196.92   $     1,115.89   $     1,031.21
                                            --------------   --------------   --------------   --------------   --------------
   Income from investment
   operations-
     Net investment income                            4.08            15.43            10.44            24.86            16.32
     Net realized and unrealized
     gain (loss) on investments                      21.12            49.80            (5.49)           96.17           108.36
                                            --------------   --------------   --------------   --------------   --------------
Total from investment operations                     25.20            65.23             4.95           121.03           124.68
                                            --------------   --------------   --------------   --------------   --------------
Distributions                                       (40.00)          (40.00)          (40.00)          (40.00)          (40.00)
                                            --------------   --------------   --------------   --------------   --------------
Net asset value, end of year                $     1,172.30   $     1,187.10   $     1,161.87   $     1,196.92   $     1,115.89
                                            ==============   ==============   ==============   ==============   ==============
Total return                                          2.12%            5.61%            0.41%           10.85%           12.09%

Supplemental data:
Net assets, end of year                     $    1,735,733   $    1,757,645   $    2,057,234   $    2,214,037   $    2,665,601
Ratio to average net assets:
   Expenses                                         5.74%            5.34%            5.45%            5.48%            5.04%
   Net investment income                            0.33%            1.34%            0.89%            1.99%            1.62%


         Returns and ratios for individual investors may differ from these returns and ratios based on the timing of capital transactions.

15